Exhibit 10.4
EXECUTION COPY

PURCHASE AGREEMENT
among
RESIDENTIAL CAPITAL, LLC,
DOA HOLDING PROPERTIES, LLC,
DOA PROPERTIES IIIB (KB MODELS), LLC
and
MHPOOL HOLDINGS LLC
Dated as of September 30, 2008

Section 8.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	30
Section 8.8 Counterparts	30
Section 8.9 Headings	30
Section 8.10 Severability	30
Section 8.11 Commitment Regarding Actions of Controlled Affiliates	31
Section 8.12 Specific Performance	31
EXHIBITS

Exhibit A-1	Pool 1 Assets
Exhibit A-2	Pool 2 Assets
Exhibit B	Excluded Assets
Exhibit C	Buyer’s Valuation of Assets
Exhibit D	Calculation of Proration Amount
Exhibit E	Servicing Agreement
Exhibit F	Limited Assignment and Assumption Agreement
Exhibit G	Form of Mutual Release
Exhibit H	Form of Purchase and Sale Contract and Deed

ii

Exhibit E
PURCHASE AGREEMENT
     This PURCHASE AGREEMENT is dated as of September 30, 2008, among Residential Capital, LLC, a Delaware limited liability company (“ResCap”), DOA Holding Properties, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of ResCap (“Seller”), DOA Properties IIIB (KB Models), LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Seller (“Subsidiary”) and MHPool Holdings LLC, a Delaware limited liability company (“Buyer”). Each of ResCap, Seller, Subsidiary and Buyer are referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS:
     WHEREAS, as of June 30, 2008, Subsidiary was the owner of all of the assets identified in Exhibit A-1 hereto (collectively, the “Pool 1 Assets” or “Pool 1”), as to which Cerberus Capital Management, L.P. submitted a firm bid on July 25, 2008 (the “Bid Letter”);
     WHEREAS, as of June 30, 2008, DOA Properties III (Models), LLC, a Delaware limited liability company and an Affiliate of Subsidiary (“DOA Affiliate”), was the owner of all of the assets identified in Exhibit A-2 hereto (collectively, the “Pool 2 Assets” or “Pool 2”, and, together with the Pool 1 Assets, the “Assets” or the “Pools”), as to which Cerberus Capital Management, L.P. also submitted the Bid Letter;
     WHEREAS, DOA Affiliate has conveyed title to the Pool 2 Assets (other than the Excluded Assets, as defined below) to Subsidiary;
     WHEREAS, during the period from June 30, 2008 to the date hereof, Subsidiary or (prior to the conveyance of the Pool 2 Assets to Subsidiary) DOA Affiliate, as the case may be, has entered into a definitive agreement to sell, or has otherwise sold, to a third party a portion of the Assets, a list of which is set forth on Exhibit B hereto (the “Excluded Assets”); and
     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Assets other than the Excluded Assets (the “Subject Assets”), through a sale and purchase of all of the membership interests of Subsidiary (the “Interests”), as contemplated by the Bid Letter, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Additional Proceeds Amount” means the aggregate amount of proceeds or other payments received by ResCap or any of its Affiliates in respect of the Subject Assets in respect of the period between 11:59 p.m. (New York City Time) on the Cut-Off Date and 12:01 a.m. (New York City Time) on the Closing Date, including all payments due after the Cut-Off Date but received on or prior to 11:59 p.m. (New York City Time) on the Cut-Off Date.
     “Adjustment Amount” means $18,949,822, which represents the total value ascribed to the Excluded Assets by Buyer as set forth on Exhibit C hereto.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agreement” means this Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
     “Ancillary Transfer Documents” means those instruments of transfer, assumptions, filings or documents required to be executed and delivered by Seller or Buyer to effect the sale and transfer of the Interests to Buyer pursuant to this Agreement.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.
     “Claims” means any and all actions, suits, petitions, appeals, demands, demand letters, claims, notices asserting any right to indemnification, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
     “Community” means the residential project in which a Model Home is located.

     “Contract” means any contract, undertaking, commitment, lease, mortgage, indenture, arrangement, plan or other legally binding agreement or understanding.
     “Cut-Off Date” means June 30, 2008.
     “Encumbrance” means any lien, pledge, charge, claim, encumbrance, restriction, community property interest, security interest, option, mortgage, easement, right of first offer, right of first refusal or claim of any kind and character.
     “Environment” means surface waters, ground waters, soil, subsurface strata and ambient air.
     “Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.
     “Governmental Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.
     “Guaranty” means the Guaranty, effective as of June 5, 2006, made by Residential Funding Corporation (“RFC”) in favor of the Builder (as defined in the Pool 1 MSRA) in connection with the Pool 1 MSRA.
     “Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste or biohazardous or infectious waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; (d) any substance containing 50 parts per million or more of polychlorinated biphenyls or asbestos that is friable or damaged; and (e) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.
     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or self-regulatory organization.
     “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
     “Limited Assignment and Assumption Agreement” means that certain Limited Assignment and Assumption Agreement to be entered into at Closing by RFC, DOA Holdings NoteCo, LLC, KB One, LLC and Buyer in the form annexed hereto as attached hereto as Exhibit F.
     “MSRA” means each of the Pool 1 MSRA and Pool 2 MSRA.
     “Mutual Release” means that certain mutual release to be entered into at Closing by ResCap, on behalf of itself and each of its controlled Affiliates (other than Subsidiary), on the one hand, and Subsidiary, on the other hand, in the form annexed hereto as Exhibit G.
     “Note” means the Amended and Restated Note, dated June 5, 2006, issued by KBOne, LLC to KB Home, in connection with the Pool 1 MSRA.
     “Permitted Encumbrances” means (i) liens for real property taxes and government improvement assessments not yet due and payable; (ii) covenants, easements, agreements, restrictions and rights of record approved by Buyer that do not materially and adversely affect the insurability or marketability of title to the Subject Asset or prohibit or interfere with the use of the Subject Asset as a single family residential dwelling; (iii) the standard title insurance policy exceptions for the jurisdiction to the extent customarily acceptable to buyers of residential property; and (iv) any defects or other matters affecting title that will be irrevocably extinguished by Seller or Subsidiary prior to the Closing.
     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.
     “Pool 1 MSRA” means the Second Amended and Restated Master Sale and Rental Agreement, dated as of June 5, 2006, by and between Subsidiary, as successor in interest to KB One, LLC and KB Home, as further amended or modified to date.
     “Pool 2 MSRA” means the Second Amended and Restated Master Sale and Rental Agreement, dated as of September 10, 2004, by and among Subsidiary, as successor in interest to GMAC Model Home Finance, Inc., Dominion Homes, Inc. and Dominion Homes of Kentucky, Ltd., as further amended or modified to date.
     “Proration Amount” means the amount determined in accordance with Exhibit D.
     “Reference Rate” means the rate per annum equal to the “Prime Rate” for the United States as published in The Wall Street Journal, Eastern Edition.
     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

     “ResCap Disclosure Letters” means the disclosure letters delivered by Seller to Buyer prior to the execution and delivery of this Agreement relating to Pool 1 and Pool 2, respectively.
     “ResCap’s Knowledge” means the actual knowledge of those persons identified in Section 1.1 of the ResCap Disclosure Letters.
     “Subject Assets” means the Assets other than the Excluded Assets.
     “Tax Returns” means all reports, returns, declarations, statements or other information filed, supplied or required to be filed or supplied to any Governmental Entity in connection with Taxes.
     “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any Tax or any contest or dispute thereof and any interest in respect of such amounts.
     “Transaction Documents” means, collectively, this Agreement, the Limited Assignment and Assumption Agreement, the Ancillary Transfer Documents, the Mutual Release and the Servicing Agreement.
     Section 1.2 Other Terms. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Assumed Liabilities	2.2(a)
Bid Letter	RECITALS
Buyer	PREAMBLE
Buyer Indemnified Party	7.2(a)
Cap	7.4(c)
Chosen Courts	8.7
Claim Notice	7.3(a)
Closing	0
Closing Date	0
Code	2.6(f)
Deductible	7.4(b)
Estimated Additional Proceeds Amount	2.4(a)
Estimated Adjustments	2.4(a)
Estimated Proration Amount	2.4(a)
Estimated Purchase Price	2.3(a)
Excluded Assets	RECITALS
Final Additional Proceeds Amount	2.4(d)

Term	Section
Final Proration Amount	2.4(d)
Firm Bid Price	2.3(a)
GMAC MHF Note	2.2(c)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Independent Accounting Firm	2.4(e)
Losses	7.2(a)
Model Homes	3.1(e)(ii)
Notice of Dispute	2.4(d)
Outside Date	6.1(b)
Owner	2.6(f)
Party	PREAMBLE
Pool	RECITALS
Post-Closing Statement	2.4(c)
Proceeding	7.3(a)
Required Seller Consents	3.1(c)
ResCap	PREAMBLE
ResCap Indemnified Party	7.2(b)
Retained Liabilities	2.2(b)
Sale	2.1
Seller	PREAMBLE
Seller’s Certificate	2.4(a)
Servicing Agreement	4.3
Subsidiary	PREAMBLE
Subject Asset	RECITALS
Third-Party Claim	7.3(a)
Transfer Taxes	2.8
     Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:
          (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
          (c) the terms “Dollars” and “$” mean United States Dollars;
          (d) references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement;
          (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and

          (f) references herein to any gender includes each other gender.
ARTICLE II
PURCHASE AND SALE OF INTERESTS
     Section 2.1 Sale of Interests. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the right, title and interest of Seller in and to the Interests, free and clear of all Encumbrances (the “Sale”).
     Section 2.2 Assumed Liabilities; Retained Liabilities; Cancellation of GMAC MHF Note.
          (a) On the terms and subject to the conditions set forth herein and in the Limited Assignment and Assumption Agreement (to the extent applicable), at the Closing, Subsidiary shall assume or retain, as applicable, perform and discharge when due (i) all Liabilities in respect of the Pool 1 MSRA and the Note allocated to Subsidiary pursuant to the Limited Assignment and Assumption Agreement, (ii) all Liabilities in respect of the Pool 2 MSRA (but only to the extent of the obligations thereunder arising from and after the Closing Date as a result of post-Closing ownership and operation of the Subject Assets), and (iii) all Liabilities to the extent, but solely to the extent, included in the calculation of the Proration Amount in accordance with Exhibit D (collectively, the “Assumed Liabilities”).
          (b) From and after the Closing, Seller shall assume or retain, as applicable, perform and discharge when due all Liabilities that exist, relate to or arise out of (i) all Liabilities in respect of the Pool 1 MSRA and the Note allocated to Seller pursuant to the Limited Assignment and Assumption Agreement, (ii) the ownership of the Interests or any of the Subject Assets or the operation of the businesses or assets of Subsidiary or DOA Affiliate (including with respect to obligations and liabilities under the Pool 2 MSRA except to the extent assumed or retained by Subsidiary pursuant to Section 2.2(a)(ii)) prior to or as of the Closing (except to the extent, but solely to the extent, included in the calculation of the Proration Amount in accordance with Exhibit D), (iii) the Excluded Assets, or (iv) any of the matters specified in Section 2.2 of either of the ResCap Disclosure Letters (the “Retained Liabilities”). Notwithstanding anything to the contrary herein, neither Buyer nor Subsidiary shall assume or have any responsibility of any nature with respect to any Retained Liabilities.
          (c) Prior to the Closing, ResCap and Buyer shall take, or shall cause their respective controlled Subsidiaries to take, all actions necessary to extinguish that certain loan agreement and revolving note between KBOne, LLC and GMAC MHF referenced in the Note (the “GMAC MHF Note”) in full without any liability to Subsidiary, Buyer, ResCap, Seller, KB One, LLC or GMAC MHF.
     Section 2.3 Purchase Price.
          (a) On the terms and subject to the conditions set forth herein, at the Closing, in consideration of the sale of the Interests, Buyer shall pay to Seller an amount (the “Estimated

Purchase Price”) in cash equal to: (i) $80,070,000 (the “Firm Bid Price”), (ii) as adjusted downward, for the Adjustment Amount, (iii) as adjusted upward or downward, for the Estimated Proration Amount, and (iv) as adjusted downward, for the Estimated Additional Proceeds Amount.
          (b) The allocation of the Firm Bid Price among the Subject Assets shall be allocated in proportion to the value ascribed to each Subject Asset as set forth on Exhibit C hereto. The allocation of the Final Proration Amount and Final Additional Proceeds Amount among the Subject Assets shall be in accordance with a schedule to be prepared in good faith by Buyer and delivered to Seller within 30 calendar days after the final determinations of the Final Proration Amount and the Final Additional Proceeds Amount pursuant to Section 2.4 and shall be based on the underlying Subject Asset directly related thereto. Seller shall have the right to review such schedule and provide comments thereto which shall be considered in good faith by Buyer.
     Section 2.4 Adjustments to the Firm Bid Price.
          (a) No later than one Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate (the “Seller’s Certificate”) that sets forth Seller’s good faith estimate (together with reasonably detailed back-up data to support such estimate) of (i) the Proration Amount (“Estimated Proration Amount”) and (ii) the Additional Proceeds Amount (the “Estimated Additional Proceeds Amount” and, together with the Estimated Proration Amount, the “Estimated Adjustments”). The calculation of the Estimated Proration Amount shall be prepared in accordance with Exhibit D. The calculation of the Estimated Additional Proceeds Amount shall be prepared in accordance with the definition of “Additional Proceeds Amount”.
          (b) During the preparation and calculation of the Estimated Adjustments, Seller shall, and ResCap shall cause Seller to, afford Buyer and its representatives a reasonable opportunity to review the preparation of Estimated Adjustments; and thereafter, reasonable access to the books and records of Seller and Subsidiary to confirm such calculation.
          (c) As promptly as practicable, but in no event later than thirty days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Post-Closing Statement”) that sets forth Seller’s calculation (together with reasonably detailed back-up data to support such calculation) of (i) the Proration Amount and (ii) the Additional Proceeds Amount. The calculation of the Proration Amount as set forth on the Post-Closing Statement shall be prepared in accordance with Exhibit D. The calculation of the Additional Proceeds Amount as set forth on the Post-Closing Statement shall be prepared in accordance with the definition of “Additional Proceeds Amount”.
          (d) Except as set forth below in this Section 2.4, the Post-Closing Statement and the calculations of the Proration Amount and Additional Proceeds Amount shall be deemed to be and shall be final, binding and conclusive on the Parties hereto. Both the Post-Closing Statement and the calculations of Proration Amount and Additional Proceeds thereon shall be deemed final for the purposes of this Section 2.4 upon the earlier of (i) the failure of Buyer to deliver Seller a Notice of Dispute within thirty days of the receipt of the Post-Closing Statement, (ii) the resolution of all disputes, pursuant to this Section 2.4, by Buyer and Seller, or (iii) the resolution of all disputes, pursuant to this Section 2.4, by the Independent Accounting Firm. “Final Proration Amount” shall mean the Proration Amount as finally determined pursuant to this Section 2.4. “Final Additional Proceeds Amount” shall mean the Additional Proceeds Amount as finally determined pursuant to this Section 2.4. “Notice of Dispute” means a written notice from Buyer that disputes Seller’s calculation of any of the Proration Amount and/or Additional Proceeds Amount as set forth on the Post-Closing Statement.
          (e) In the event a Notice of Dispute is delivered, Buyer and Seller shall cooperate in good faith to attempt to reconcile their differences, and any mutually agreed resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties hereto. If Buyer and Seller are unable to reach such a resolution within thirty days of the delivery of the Notice of Dispute, Buyer and Seller shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to Seller and Buyer (the “Independent Accounting Firm”). If a Notice of Dispute is not delivered on or before the expiration of such 30-day period (or if Buyer notifies Seller in writing that there is no such dispute), the calculations prepared by Seller shall be deemed to be final, binding and conclusive. In the event a Notice of Dispute is timely delivered with respect to only certain of the amounts or certain portions of the amounts set forth therein but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive.
          (f) The Independent Accounting Firm shall be instructed to render its written determination as soon as reasonably possible (which the Parties hereto agree should not be later than sixty days following the date on which the items remaining in dispute are submitted to the Independent Accounting Firm) to Seller and Buyer. The Independent Accounting Firm may only resolve disagreements as to matters covered by the Notice of Dispute. All matters not covered by the Notice of Dispute shall be deemed to be final, binding and conclusive. The Independent Accounting Firm’s determination shall be final, binding and conclusive on the Seller and Buyer. Buyer and Seller shall promptly provide their assertions regarding the Proration Amount and Additional Proceeds Amount, as the case may be, in writing to the Independent Accounting Firm, with a copy to each other. The Independent Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to any third parties (other than any designated authorized representative of a Party). The Parties agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items. In no event may the Independent Accounting Firm’s resolution of any difference be for an amount which is outside the range of disagreement between Buyer’s position and Seller’s position. Buyer and Seller shall provide the Independent Accounting Firm with access to all books and records reasonably requested by the Independent Accounting Firm in connection with this Section 2.4(f) (subject to the execution of customary access letters, if requested, with respect to the work product of a Party’s independent accountant).

          (g) Upon final determination of the Final Proration Amount, then:
               (A) in the event that the Final Proration Amount exceeds the Estimated Proration Amount, then Seller shall pay such excess amount to Buyer within three Business Days of such determination; and
               (B) in the event that the Final Proration Amount is less than the Estimated Proration Amount, then Buyer shall pay such excess amount to Seller within three Business Days of such determination.
          (h) Upon final determination of the Final Additional Proceeds Amount, then:
               (A) in the event that the Final Additional Proceeds Amount exceeds the Estimated Additional Proceeds Amount, then Seller shall pay such excess amount to Buyer within three Business Days of such determination; and
               (B) in the event that the Final Additional Proceeds Amount is less than the Estimated Additional Proceeds Amount, then Buyer shall pay such excess amount to Seller within three Business Days of such determination.
          (i) Payment shall be made pursuant to subsections (g) and (h) of this Section 2.4 as follows: (i) by wire transfer of immediately available funds to the bank account designated in writing by the recipient at least two Business Days prior to the expiration of the applicable three-Business Day period referenced in subsections (g) and (h) of this Section 2.4 and (ii) to the extent such payment is not made within the applicable three-Business Day period, interest shall be due and payable on such payment at an annual rate equal to the Reference Rate from and after the Closing Date to and including the date such payment is fully made; provided, that such amounts shall be netted to the extent payable by each of Seller and Buyer to the other Party.
     Section 2.5 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Sale (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. New York City time, on September 30, 2008, except to the extent any of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have not been satisfied or waived by such date, in which case the Closing shall occur on the second Business Day following the date on which the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the Parties hereto may mutually agree. At the Closing, the Parties shall take all actions required under this Article II and all other actions not previously taken but required to be taken hereunder at or prior to the Closing. The date on which the Closing occurs is called the “Closing Date”.
     Section 2.6 Deliveries by Seller. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer:
          (a) the certificate required to be delivered pursuant to Section 5.3(d);

          (b) an executed counterpart to the (i) Servicing Agreement, (ii) Limited Assignment and Assumption Agreement, (iii) the Mutual Release and (iv) the Ancillary Transfer Documents;
          (c) the written resignations, effective as of the Closing, of the current officers, managing member, manager or members of the board of managers or directors, as applicable, of Subsidiary;
          (d) all Contracts and other documents in the possession or control of ResCap or any of its controlled Affiliates exclusively related to, and copies of all Contracts and other documents in the possession or control of ResCap or any of its controlled Affiliates primarily related to or otherwise material to, Subsidiary’s ownership or operation of the Subject Assets (including, without limitation, permits, licenses, approvals, certificates of occupancy, plans, specifications, guaranties and warranties);
          (e) evidence of extinguishment of the GMAC MHF Note in accordance with Section 2.2(c);
          (f) an affidavit sworn by Seller stating, under penalty of perjury, that its sole owner for U.S. Federal tax purposes (that is not disregarded) (the “Owner”) is not a foreign person as defined in Section 1445 of the U.S. Internal Revenue Code (the “Code”) and providing Owner’s United States tax identification number;
          (g) any Transfer Tax documentation required to be executed by Seller or Subsidiary in connection with the payment of any Transfer Taxes, if any;
          (h) evidence of the receipt of all Required Seller Consents;
          (i) the minute books, the interest ledger, and books and records of Subsidiary and such other documents and instruments of Subsidiary as Buyer may reasonably request related to the ownership or operation of Subsidiary; and
          (j) such other documents and instruments as may be reasonably and customarily required in the applicable jurisdiction to consummate the Sale pursuant to this Agreement.
     Section 2.7 Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) to Seller:
          (a) an amount in cash equal to the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts that have been designated by ResCap no later than three Business Days prior to the Closing Date;
          (b) the certificate required to be delivered pursuant to Section 5.2(c);
          (c) an executed counterpart to the (i) Servicing Agreement, (ii) the Limited Assignment and Assumption Agreement, (iii) the Mutual Release and (iv) the Ancillary Transfer Documents; and

          (d) such other documents and instruments as may be reasonably and customarily required to consummate the Sale pursuant to this Agreement.
     Section 2.8 Closing Costs. Except as otherwise set forth herein, each party shall be responsible for its respective legal costs. Seller shall pay all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, transfer, gains, transaction privilege tax and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the Sale pursuant to this Agreement. Buyer shall pay (i) all costs associated with its due diligence; and (ii) all title insurance premiums and charges, including endorsements, and all title examination costs for any and all title work Buyer orders. The obligations of the parties to pay applicable closing charges shall survive the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of ResCap and Seller. ResCap and Seller, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date (except with respect to any representation or warranty made as of a specified date, which shall be made only as of such date) that:
          (a) Due Organization. Each of ResCap, Seller and Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each of ResCap and Seller has all requisite limited liability company power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. Subsidiary has the requisite limited liability company power and authority to own its assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.
          (b) Binding Effect. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of each of ResCap, Seller and Subsidiary. This Agreement has been duly executed and delivered by each of ResCap, Seller and Subsidiary. This Agreement, assuming the due authorization, execution and delivery by Buyer, constitutes a legally binding obligation of each of ResCap, Seller and Subsidiary, enforceable against each of ResCap, Seller and Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally. As of the Closing Date with respect to the Limited Assignment and Assumption Agreement, Ancillary Transfer Documents, Mutual Release and the Servicing Agreement (i) the execution and delivery of each such Transaction Document, the performance of their respective obligations thereunder and the consummation of the transactions contemplated thereby shall have been duly authorized by all requisite limited liability company power on the part of each of ResCap and Seller; (ii) each such Transaction Document shall have been duly executed and delivered by each of ResCap and Seller; and (iii) each such Transaction Document shall constitute a legally binding obligation of each of ResCap and Seller, enforceable against each such entity in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally.
          (c) Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained from or made with any Governmental Entity or self-regulatory organization or any other Person by ResCap or any of its controlled Affiliates, including Seller and Subsidiary, in connection with the execution, delivery and performance of any of the Transaction Documents, other than those set forth in Section 3.1(c) of the ResCap Disclosure Letters (the “Required Seller Consents”).
          (d) Non-Contravention. Assuming the receipt of the Required Seller Consents, the execution, delivery and performance of this Agreement by ResCap, Seller and Subsidiary and by ResCap, Seller and each of their respective controlled Affiliates of the other Transaction Documents (to the extent executed and delivered), and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the organizational documents of the applicable entity, (ii) result in the material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of ResCap or any of its controlled Affiliates, including Seller and Subsidiary, under, or result in a loss of any material benefit to which such Party is entitled under, any material Contract (including the MSRAs), or result in the creation of any Encumbrance upon any of the Interests or the Subject Assets, or (iii) violate or result in a breach of or constitute a default under any Law to which ResCap or any of its controlled Affiliates, including Seller and Subsidiary, is subject.
          (e) Subject Assets.
          (i) Seller has full right to sell, assign and transfer all of its right, title and interest in the Interests to Buyer, subject to receipt of the Required Seller Consents. Seller is the owner of the Interests, free and clear of any Encumbrances of any nature whatsoever (except for any such Encumbrances being released prior to or effective upon the Closing). At the Closing, Seller shall transfer all right, title and interest in the Interests to Buyer, free and clear of any Encumbrances of any kind (other than those imposed by applicable securities Laws), and, except for those Ancillary Transfer Documents executed and delivered to Buyer by Seller at Closing, no novations or assignments shall be necessary to vest Buyer at the Closing with such right, title and interest. The Interests constitute all of the outstanding membership interests (or other form of equity- or equity-like interests) of Subsidiary. Subsidiary has good and valid title to each Subject Asset, free and clear of any Encumbrances of any nature whatsoever except for Permitted Encumbrances and any other Encumbrances being released prior to or effective upon the Closing. For each Subject Asset, it was the policy of Subsidiary or Subsidiary’s predecessor in title to obtain a title insurance policy in favor of (A) Subsidiary, or (b) a predecessor-in-title to Subsidiary, and each predecessor-in-title to Subsidiary has transferred the Subject Asset to a subsequent predecessor-in-title to Subsidiary or to Subsidiary using a general warranty deed. The Services to be performed by ResCap or its controlled Affiliates under the Servicing Agreement, shall, at Closing, constitute all services necessary to operate the Subject Assets in all material respects as currently operated. The sole business conducted by Subsidiary is and has been the ownership of the Subject Assets, the Excluded Assets and the model homes sold by Subsidiary prior to June 30, 2008, and, except for obligations incurred in the ordinary course of business consistent with past practice, pursuant to the transactions contemplated hereby or as otherwise set forth in Section 3.1(e)(i) of the ResCap Disclosure Letters, Subsidiary has not incurred any Liabilities other than Retained Liabilities, Assumed Liabilities and those Liabilities satisfied in full prior to the Closing. None of the Assets have been sold, transferred, conveyed or otherwise disposed of since the Cut-Off Date, other than the Excluded Assets. Subsidiary has no employees.
          (ii) Except as set forth in Section 3.1(e)(ii) of the ResCap Disclosure Letters, there are no pending or, to ResCap’s Knowledge, threatened Claims concerning any Subject Asset that constitutes real property (the “Model Homes”) or the MSRAs or the obligations or rights of ResCap or any of its controlled Affiliates or other Persons in and to the Model Homes or under the MSRAs. Neither ResCap nor any of its controlled Affiliates has received any written notice from any Governmental Entity that there currently is any pending condemnation or eminent domain proceeding relating to the Model Homes, or that any such proceeding is currently contemplated. To ResCap’s Knowledge, except as would not reasonably be expected to result, individually or in the aggregate, in material liability to Subsidiary or Buyer: (i) each Model Home has been used and occupied only as a model home and/or as a sales office for the marketing of other homes in the applicable Community or for storage of items relating to the applicable Community in accordance with applicable Laws and for no other purpose, (ii) the construction of the Model Homes and all improvements in the Communities in which the Model Homes are located (or the phase of the Community in which the Model Home is located if the Community is being developed in phases) have been completed in compliance with applicable Law to the extent necessary to allow for use of the Model Homes as single family residences following Retrofit (as defined in the MSRAs), (iii) except as set forth in Section 3.1(e)(ii) of the ResCap Disclosure Letters, the applicable builder has complied with all state disclosure requirements and community covenants in respect of the Subject Assets and (iv) no property underlying any of the Model Homes contains Hazardous Materials in amounts that would violate applicable Law.
          (iii) Each MSRA is in full force and effect and, upon the execution and delivery of the Limited Assignment and Assumption Agreement with respect to the Pool 1 MSRA, will be the valid and binding obligation of Subsidiary to the extent assumed thereby and, to ResCap’s Knowledge, the other parties thereto are in compliance in all material respects with all terms and conditions in the MSRAs and, except as set forth in Section 3.1(e)(iii) of the ResCap Disclosure Letters, there does not exist under the MSRAs any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Subsidiary or, to ResCap’s Knowledge, any other party to the MSRAs. The MSRAs, the Note and the Guaranty constitute the only Contracts in effect between ResCap or any of its controlled Affiliates, on the one hand, and the applicable builder or any of its

Affiliates, on the other hand, concerning the Subject Assets. As of the Closing, other than the MSRAs, the Note and the Guaranty, there are no Contracts or indebtedness to which ResCap or any of its controlled Affiliates is a party with respect to which the Subject Assets are bound.
          (f) Liabilities. Except for those items included as a reduction to the purchase price in the calculation of the Proration Amount in accordance with Exhibit D, all liabilities required to be paid prior to or as of 12:01 a.m. (New York City Time) on the Closing Date by ResCap or any of its controlled Affiliates, including Subsidiary, in respect of any of the Interests or Subject Assets (including under the MSRAs, the Note or the Guaranty) have been fully paid by ResCap or the applicable controlled Affiliate. Without limiting the generality of the previous sentence, (i) since its formation, Subsidiary has always been and is an entity disregarded from its sole owner for U.S. Federal tax purposes and no deficiency for any Taxes has been asserted or assessed with respect to any of the Interests or Subject Assets that has not been satisfied by payment, settled or withdrawn, (ii) there is no audit, claim or controversy currently asserted or threatened in writing with respect to the any of the Interests or Subject Assets in respect of any Taxes and (iii) there are no Encumbrances or security interests on any of the Interests or Subject Assets that arose in connection with any failure to pay any Taxes.
          (g) Brokers/Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Interests (or the transfer of control of any of the Subject Assets as a result thereof) pursuant to this Agreement based upon arrangements made by or on behalf of ResCap or any of its controlled Affiliates with respect to which Buyer or Subsidiary has any obligation or liability.
          (h) Non-Foreign Person. Seller’s sole owner for U.S. Federal tax purposes is not a “foreign person” for purposes of Section 1445 of the Code.
          (i) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither ResCap or any of its controlled Affiliates or other Persons makes any express or implied representation or warranty on behalf of ResCap or Seller or with respect to the Interests or Assets.
     Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to ResCap as of the date hereof and as of the Closing Date (except with respect to any representation or warranty made as of a specified date, which shall be made only as of such date) that:
          (a) Due Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Binding Effect. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action of Buyer.

This Agreement has been duly executed and delivered by Buyer. This Agreement, assuming the due authorization, execution and delivery by ResCap, Seller and Subsidiary, constitutes a legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally. As of the Closing Date with respect to the Limited Assignment and Assumption Agreement, Ancillary Transfer Documents, Mutual Release and the Servicing Agreement, (i) the execution and delivery of each such Transaction Document, the performance of Buyer’s obligations thereunder and the consummation of the transactions contemplated thereby shall have been duly authorized by all requisite limited liability company or corporate power, as applicable, on the part of Buyer; (ii) each such Transaction Document shall have been duly executed and delivered by Buyer; and (iii) each such Transaction Document shall constitute a legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, receivership, moratorium, reorganization or similar laws affecting the rights of creditors generally.
          (c) Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained from or made with any Governmental Entity or self-regulatory organization or any other Person, by Buyer in connection with the execution, delivery and performance of any of the Transaction Documents.
          (d) Non-Contravention. The execution, delivery and performance by Buyer of each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the organizational documents of Buyer, (ii) result in the material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under, or result in a loss of any material benefit to which Buyer is entitled under, any material Contract, or result in the creation of any Encumbrance upon any of assets of Buyer, or (iii) violate or result in a breach of or constitute a default under any Law to which Buyer is subject.
          (e) Brokers/Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transfer of Interests (or the transfer of control of any of the Subject Assets as a result thereof) pursuant to this Agreement based upon arrangements made by or on behalf of Buyer with respect to which ResCap or any of its controlled Affiliates has any obligation or liability.
          (f) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Buyer nor any of its Affiliates or other Persons makes any express or implied representation or warranty on behalf of Buyer.
ARTICLE IV
COVENANTS
     Section 4.1 Commercially Reasonable Efforts.

          (a) Each of the Parties shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, ResCap shall use commercially reasonable efforts to obtain, prior to the Closing Date, all Required Seller Consents; provided, that, ResCap shall not have any obligation to pay any material fee to any Person for the purpose of obtaining any Required Seller Consent or any material costs and expenses of any Person resulting from the process of obtaining any Required Seller Consent. Neither Buyer nor any of its Affiliates shall have any obligation to obtain any Required Seller Consents; provided, that, Buyer shall, and shall cause its Affiliates to, provide reasonable cooperation in connection with ResCap’s efforts to obtain such Required Seller Consents. In connection with seeking or obtaining any Required Seller Consent, neither ResCap nor any of its controlled Affiliates shall consent to the imposition of any limitations, restrictions or conditions applicable to Buyer, Subsidiary or any of the Subject Assets (including any modification of the MSRAs).
     Section 4.2 Additional Covenants.
          (a) From the date of this Agreement through the Closing, (i) Seller shall not, directly or indirectly, sell or enter into any definitive agreement to sell any of the Interests or the Subject Assets, and (ii) neither Seller nor any of its Affiliates shall, directly or indirectly, terminate, amend or modify the MSRAs.
          (b) From the date of this Agreement through the period ending 60 days after the Closing, Seller shall use its reasonable best efforts to perform its obligation set forth in Section 4.2(b) of the ResCap Disclosure Letters and, if it fails to satisfy such obligations during that period, Buyer and Subsidiary shall have the rights described therein.
     Section 4.3 Servicing and Asset Management. At the Closing, Buyer, Subsidiary and ResCap shall enter into the servicing agreement attached hereto as Exhibit E (the “Servicing Agreement”). From and after the Closing, ResCap shall direct the applicable builder to pay to Buyer in accordance with Buyer’s payment instructions all amounts due to “Owner” with respect to the Subject Assets under the MSRAs, except as otherwise requested in writing by Buyer in connection with ResCap’s performance of services pursuant to the Servicing Agreement. If at any time after the Closing, ResCap or any of its controlled Affiliates receives proceeds or other payments in respect of any of the Subject Assets, ResCap shall, or shall cause its controlled Affiliate to (if applicable), (i) accept and hold such proceeds or payments in trust for the account and sole benefit of Buyer and have no equitable or beneficial interest in any such proceeds or payments and (ii) deliver such proceeds and payments (free of any withholding, setoff, recoupment or deduction of any kind) promptly (but in any event no later than three Business Days after the date on which such Person receives such proceeds or payment) to Buyer or at Buyer’s request, to Subsidiary.
     Section 4.4 Excluded Asset Sales. Buyer acknowledges that ResCap and Seller shall retain all beneficial ownership interest in any Excluded Assets that are not sold to a third party before Closing, notwithstanding Subsidiary’s continuing record ownership of such Excluded

Assets after the Closing. In accordance therewith, Subsidiary shall, and Buyer shall cause Subsidiary to, (a) sell, transfer or otherwise dispose of the Excluded Assets, including completion of any sale pursuant to any outstanding contract of sale or, if any such contract of sale terminates, transfer to Seller or any of its Affiliates or any third Person at Seller’s expense all right, title and interest in such Excluded Asset, in each case in accordance with the written instructions of ResCap or Seller, and (b) to collect for the account of ResCap and/or Seller all payments and other benefits under the MSRAs or the Note relating to such Excluded Assets, including any lease payments with respect to such Excluded Assets pursuant to the MSRAs or any proceeds received upon the sale of any Excluded Asset. If at any time after the Closing, Subsidiary, Buyer or any of their respective controlled Affiliates receives proceeds or other payments in respect of any of the Excluded Assets, Buyer and Subsidiary shall, or shall cause the controlled Affiliate to (if applicable), (i) accept and hold such proceeds or payments in trust for the account and sole benefit of ResCap and have no equitable or beneficial interest in any such proceeds or payments and (ii) deliver such proceeds and payments (free of any withholding, setoff, recoupment or deduction of any kind) promptly (but in any event no later than three Business Days after the date on which such Person receives such proceeds or payment) to ResCap. From and after the Closing, Subsidiary shall not, and Buyer shall cause Subsidiary not to, cause or permit any Excluded Asset to become subject to any Encumbrance prior to the sale thereof pursuant to this Section 4.4. Notwithstanding anything to the contrary set forth in this Section 4.4, (i) Subsidiary shall be under no obligation to (x) take any action that would be in violation of applicable Law or any contract with respect to which Subsidiary is bound or subject or (y) except as set forth in those Contracts executed and delivered to Buyer prior to the date hereof, or in any other Contract (including deeds) substantially in the form attached hereto as Exhibit H, make any representations or warranties or provide any indemnification in respect of any of the Excluded Assets or otherwise relating to any sale or transfer thereof, and (ii) any Liability incurred by Subsidiary in connection with any sale, transfer, assignment or other disposition of any Excluded Assets or otherwise arising from Subsidiary’s compliance with this Section 4.4 shall constitute “Retained Liabilities” for purposes of Section 7.2(a)(iii).
     Section 4.5 Tax Matters.
          (a) Seller shall be liable for and Seller shall pay, or cause to be paid, any and all Taxes applicable to the Interests or Subject Assets attributable to periods (or portions thereof) ending on or before the Closing Date. Buyer shall be liable for and shall pay all Taxes applicable to the Interests or Subject Assets attributable to periods (or portions thereof) beginning on the day after the Closing Date.
          (b) Except with respect to Taxes included in the calculation of the Proration Amount hereunder, Seller or Buyer, as the case may be, shall promptly reimburse any Tax paid by the other party all or a portion of which Tax is the responsibility of Seller or Buyer in accordance with the terms of this Section 4.4. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion that is the liability of each party, although failure to do so shall not relieve the other party from its liability hereunder except to the extent that it is materially prejudiced by such delay.

          (c) After the Closing, Seller and Buyer shall, as reasonably requested by the other, (i) assist the other party in preparing any Tax Returns relating to the Interests or Subject Assets which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any taxing authority, in each case with respect to the Interests or Subject Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Interests or Subject Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to the Interests or Subject Assets for taxable periods for which the other party is responsible under this Section 4.4; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any taxable audit or information request with respect to any Tax periods for which the other is responsible under this Section 4.4. Until the seventh anniversary of the Closing Date, Seller will, to the extent necessary in connection with any Taxes (including the tax basis of any acquired asset) or other matters relating to the Interests or Subject Assets for any period ending at or prior to the Closing, and without charge to Buyer, retain all original books, records and other documents and all electronically archived data not deliverable to Buyer at Closing related to the Interests or Subject Assets. Any information obtained pursuant to this Section 4.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law, regulation or judicial order.
          (d) Seller shall prepare and file, and Buyer shall cooperate in the preparation and filing of, all Tax Returns, if any, relating to any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.
     Section 4.6 Further Assurances. From time to time after the Closing, each Party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Party hereto and necessary for the requesting Party to satisfy obligations hereunder or to obtain the benefits of the transactions contemplated hereby.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1 Conditions to the Obligations of each of the Parties. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction of the following conditions:
          (a) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the transactions contemplated by this Agreement or the other Transaction Documents shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     Section 5.2 Conditions to the Obligations of ResCap and Seller. The obligations of ResCap and Seller to effect the Closing are subject to the satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or similar qualifications therein) in all material respects as of the date hereof and at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date); provided, that the representations and warranties set forth in Sections 3.2(a), 3.2(b) and 3.2(e) shall be true and correct in all respects.
          (b) Covenants. Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by Buyer at or prior to the Closing Date and shall have delivered all documentation required to be delivered by Buyer pursuant to Section 2.7.
          (c) Certificate. Buyer shall have delivered to ResCap a certificate, signed by a duly authorized representative of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.
     Section 5.3 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of the following conditions:
          (a) Representations and Warranties. The representations and warranties of ResCap and Seller contained in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or similar qualifications therein) in all material respects as of the date hereof and at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date); provided, that the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e)(i), 3.1(f) and 3.1(g) shall be true and correct in all respects.
          (b) Covenants. ResCap and Seller shall have, and shall have caused each of their respective controlled Affiliates to have, performed in all material respects all of their respective obligations hereunder required to be performed by such Person at or prior to the Closing Date and shall have delivered all documentation required to be delivered by ResCap or Seller pursuant to Section 2.6.
          (c) Consents and Approvals. All Required Seller Consents shall have been obtained or made (without the imposition of any limitations, restrictions or conditions applicable to Buyer, Subsidiary, the Interests or the Subject Assets (including any modification of the MSRAs or the Note)).
          (d) Certificate. ResCap and Seller shall have delivered to Buyer a certificate, signed by a duly authorized officer of ResCap and dated the Closing Date, to the effect that the conditions set forth in Sections 5.3(a) through (c) have been satisfied.

ARTICLE VI
TERMINATION
     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by written agreement of ResCap and Buyer;
          (b) by any Party, upon written notice to the other Parties, in the event that the Closing does not occur on or before 5:00 p.m. (New York City Time) on October 6, 2008 (the “Outside Date”); or
          (c) by any Party, upon written notice to the other Parties, in the event that any Law shall be enacted or any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement or the other Transaction Documents, and such order, decree, injunction or other action shall have become final and nonappealable.
     Section 6.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 6.1, this Agreement (other than this Section 6.2 and Sections 8.1 through 8.11, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Survival of Representations, Warranties and Covenants. The representations and warranties set forth in Article III of this Agreement shall survive the Closing until the second anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e)(i), 3.1(g), 3.2(a), 3.2(b) and 3.2(e) shall survive the Closing until the expiration of the applicable statute of limitations. The covenants in this Agreement shall survive the Closing in accordance with their terms.
     Section 7.2 Indemnification.
          (a) From and after the Closing, ResCap shall indemnify and defend Buyer, its Affiliates (including, for the avoidance of doubt, Subsidiary), managing member, officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnified Party”) from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Losses”) related to or arising out of any one or more of the following:

          (i) any breach of any representation or warranty made by ResCap or any of its controlled Affiliates in this Agreement (without giving effect to any qualifications as to materiality or similar qualifications contained in such representations or warranties);
          (ii) any breach by ResCap or Seller of any covenant to be performed or complied with by ResCap or Seller under this Agreement; or
          (iii) the Retained Liabilities.
          (b) From and after the Closing, Buyer shall indemnify and defend ResCap, its Affiliates, managing member, officers, directors, employees, agents, successors and assigns (each a “ResCap Indemnified Party”) from and against any and all Losses related to or arising out of any one or more of the following:
          (i) any breach of any representation or warranty made by Buyer in this Agreement (without giving effect to any qualifications as to materiality or similar qualifications contained in such representations or warranties);
          (ii) any breach by Buyer of any covenant to be performed or complied with by Buyer under this Agreement;
          (iii) the Assumed Liabilities; or
          (iv) the ownership or use of the Subject Assets after the Closing, except to the extent such Losses constitute Retained Liabilities.
     Section 7.3 Notice of Claim; Defense.
          (a) If any third party institutes or asserts any claim, demand, investigation, action or proceeding (each of the foregoing, a “Proceeding”) against any Person entitled to indemnification under this Agreement (an “Indemnified Party”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VII (a “Third-Party Claim”), then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying (to the extent such information is reasonable available) the nature of such claim and, if available, the estimated amount of all related Liabilities, which estimate shall be subject to change (a “Claim Notice”). The Indemnifying Party shall be relieved of its indemnification obligations under this Article VII to the extent that it is materially prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice. If a Claim Notice has been given prior to the expiration of the applicable representations and warranties, then the relevant representation and warranties shall survive as to such claim until such claim has been finally resolved.
          (b) The Indemnifying Party will have 20 days (or such lesser number of days as set forth in the Claim Notice as may be required by court proceeding in the event of a litigation matter) after receipt of the Claim Notice to notify the Indemnified Party that it desires to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, unless the Indemnified Party has notified the Indemnifying Party that it has determined in good faith that (i) there is a reasonable probability that such claim may materially and adversely affect it or its Affiliates other than as a result of money damages, (ii) a conflict of interest exists in respect of such claim, or (iii) there are specific defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, it shall have conclusively established its obligation to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding; provided, that the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. The Indemnifying Party shall not (i) consent to, or enter into, any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by such third party of the Indemnified Party, (ii) consent to, or enter into, any compromise or settlement, consent to the entry of any judgment, or admit any liability or wrongdoing with respect to any Third-Party Claim unless it involves only the payment of money damages all of which will be borne by the Indemnifying Party in accordance with its indemnification obligations hereunder and does not impose an injunction or other equitable relief upon the Indemnified Party or otherwise involve any admission of liability or wrongdoing by the Indemnified Party, in each case, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding and assume control of the defense in connection with such Proceeding, and, to the extent the Indemnified Party is entitled to indemnification hereunder in connection with such Proceeding, the fees, charges and disbursements of not more than one firm as such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
          (c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall (i) reasonably cooperate with the Indemnifying Party in connection with the defense of any Third-Party Claim and (ii) grant the Indemnifying Party and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel (including as witnesses or deponents at trial and during the discovery process) and properties of the Indemnified Party to the extent reasonably related to the Claim Notice, in the case of each of clauses (i) and (ii) of this sentence, at no cost to the Indemnifying Party (other than for reasonable out of pocket expenses of the Indemnified Parties).
          (d) From and after the Closing, except in the case of fraud, the indemnification obligations set forth in this Article VII are the exclusive remedy of the

Indemnified Parties (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or (b) otherwise with respect to this Agreement and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant Party’s sole, joint or concurrent negligence, strict liability or other fault.
     Section 7.4 Limitations on Indemnification.
          (a) To the extent that a Party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured Party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.
          (b) Except in the case of fraud or intentional misrepresentation, ResCap shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 7.2(a)(i) relating to or arising out of a breach of any of the representations and warranties made by ResCap and Seller pursuant to Section 3.1(e)(ii) or (iii) unless and until the aggregate amount of all Losses subject to indemnification thereunder shall exceed 0.5% of the Firm Bid Price, as adjusted pursuant to Sections 2.3 and 2.4 (the “Deductible”), and once the Deductible is exceeded, ResCap shall be liable for only those Losses in excess of the Deductible.
          (c) Except in the case of fraud or intentional misrepresentation, in no event shall the aggregate liability of ResCap for Losses pursuant to Section 7.2(a)(i) relating to or arising out of a breach of any of the representations and warranties made by ResCap and Seller pursuant to Section 3.1(e)(ii) or (iii) exceed an amount equal to the Firm Bid Price, as adjusted pursuant to Sections 2.3 and 2.4 (the “Cap”).
          (d) Notwithstanding anything to the contrary in this Agreement, the Parties agree that neither the Deductible nor the Cap shall apply with respect to any Losses pursuant to which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 7.2(a)(iii).
          (e) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Person (or any of its controlled Affiliates that are Indemnified Persons) with respect to such Losses and (ii) any other recoveries pursuant to indemnification rights directly relating to such Loss obtained by the Indemnified Person (or any of its controlled Affiliates that are Indemnified Persons) from any other third party, less, in the case of each of clauses (i) and (ii) of this sentence, all Losses related to the pursuing and receipt of such recoveries and any related recoveries. If any such net proceeds or recoveries are actually received by an Indemnified Person (or any of its controlled Affiliates that are Indemnified Persons) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds or recoveries (up to the amount of the Indemnifying Person’s payment).

          (f) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company from which the Indemnified Person (and its controlled Affiliates that are Indemnified Persons) has insurance in respect of the Losses to which such payment relates. Such Indemnified Person (and its controlled Affiliates that are Indemnified Persons) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. To the extent the exercise of rights under this Section 7.4(f) directly results in higher insurance premiums for the Indemnified Person, the incremental cost of such higher premiums shall constitute “Losses.”
          (g) If (i) the Indemnifying Party has expressly confirmed in writing its obligation to indemnify an Indemnified Party for a Third Party Claim (or been deemed to have confirmed its obligation to indemnify by assuming the defense of such Third Party Claim) and (ii) the Indemnified Party is entitled to indemnification from a third party unaffiliated with such Indemnified Party, then, promptly at the written request of the Indemnifying Party, the Indemnified Party shall use commercially reasonable efforts to enforce its rights in respect of such third party indemnification; provided, that (x) any out-of-pocket costs or expenses incurred by the Indemnified Party in connection with such efforts shall constitute Losses hereunder and (y) the Indemnified Party shall not be required to bring any action or pursue any claim under arbitration or mediation to enforce its rights or otherwise take any action that the Indemnified Party determines in its reasonable judgment would be detrimental in any material respect to any ongoing business relationship with such third party. Notwithstanding anything to the contrary in this Section 7.4, ResCap shall not have any right, directly or indirectly, to pursue any indemnification rights of Buyer or Subsidiary under the MSRAs or otherwise, except to the extent directed in writing by Buyer pursuant to the Servicing Agreement.
          (h) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party (subject to clause (g) above) or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if such efforts (i) would require such party to pay any out-of-pocket amount; provided, however, that if an Indemnified Party has actual knowledge of an opportunity to mitigate any Loss that involves paying an out-of-pocket amount, then such Indemnified Party shall provide reasonable notification to the Indemnifying Party of such opportunity and if, after receipt of such notification, the Indemnifying Party elects to provide an Indemnified Party with immediately available funds with instructions to use such funds to mitigate any Losses, such Indemnified Party shall use such funds for purposes of satisfying its obligations under this subsection (h) in accordance with the reasonable instructions of the Indemnifying Party (it being understood and agreed that funds supplied by an Indemnifying Party to an Indemnified Party and used to mitigate Losses shall not represent payment by the Indemnifying Party to the Indemnified Party for reimbursement of indemnified Losses); provided, further, that failure by the Indemnified Party to provide any such notification shall not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent, and solely to the extent, the Indemnified Party fails to use commercially reasonable efforts to notify the Indemnifying Party of an opportunity to mitigate any Loss as contemplated hereby and the Indemnifying Party is materially prejudiced by such failure, or (ii) otherwise would be detrimental in any material respect to any ongoing business relationship of the Indemnified Party with any third party.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by facsimile (with confirmation copies delivered personally or by courier on or before the third Business Day after such facsimile delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Seller, Subsidiary (prior to Closing),	Residential Funding Company, LLC
or ResCap:	One Meridian Crossings
Suite 100
Minneapolis, MN 55423
Attention: President
Business Capital Group

Telephone No.: (952) 857-6958
Telecopier No.: (952) 857-6943

With a copy to:	Residential Funding Company, LLC
One Meridian Crossings
Suite 100
Minneapolis, MN 55423
Attention: Chief Counsel
Business Capital Group
Telephone No.: (952) 857-6911
Telecopier No.: (952) 857-6949

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, DE 19801
Attention: Allison Land
Facsimile: 888-329-3021

If to Buyer or Subsidiary	Cerberus Capital Management, L.P.
(after the Closing):	299 Park Avenue
New York, NY 10171
Attention: Mark A. Neporent
Facsimile: (212) 891-1540

With a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: John M. Pollack
Facsimile: (212) 593-5955
     Copies to be sent as indicated above shall be courtesy copies and failure to deliver any such courtesy copies shall not invalidate any notice properly delivered to ResCap or Buyer as set forth above.
     Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ResCap and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 8.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than ResCap, Seller, Buyer and Subsidiary and each of their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that, the Buyer Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) and the ResCap Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) shall be third party beneficiaries of such Sections of this Agreement, entitled to enforce those specified provisions hereof.
     Section 8.4 Entire Agreement. This Agreement (including the Exhibits, the ResCap Disclosure Letters hereto and any certificate or document required to be executed and delivered in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby), the other Transaction Documents contain the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
     Section 8.5 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an

Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
     Section 8.6 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
     Section 8.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated hereby against any Party hereto shall be brought in the Chancery Court of the State of Delaware, any other state court of the State of Delaware or the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 of this Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     Section 8.9 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
     Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 8.11 Commitment Regarding Actions of Controlled Affiliates. With respect to any covenant requiring any controlled Party or controlled Affiliate of a Party to take an action or omit to take an action, such Party shall cause such controlled Affiliate to comply with such covenant. Any failure by any Party’s controlled Affiliates to do so shall also constitute a breach of such covenant by such Party.
     Section 8.12 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party hereto irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.
[Signature page follows.]

     IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed as of the date first written above.

RESIDENTIAL CAPITAL, LLC
By:	/s/ James Young
	Name:	James Young
	Title:	Chief Financial Officer

DOA HOLDING PROPERTIES, LLC
By:	/s/ David Flavin
	Name:	David Flavin
	Title:	Chief Financial Officer

DOA PROPERTIES IIIB (KB MODELS), LLC
By:	/s/ David Flavin
	Name:	David Flavin
	Title:	Chief Financial Officer

MHPOOL HOLDINGS LLC
By:	/s/ Ronald J. Kravit
	Name:	Ronald J. Kravit
	Title:	Vice President

EXHIBIT A
List of Assets

Pool 1 — All Assets

File Number	Allocated Firm Bid	File Number	Allocated Firm Bid
6913	$131,221	12632	$106,972
6914	$118,521	12634	$113,927
6915	$97,355	12635	$125,370
7428	$185,406	12636	$111,795
7429	$161,741	12082	$149,227
7430	$123,415	12083	$163,817
7431	$94,677	12343	$138,898
7521	$121,025	12344	$138,898
7042	$143,835	12345	$365,468
7043	$141,355	12346	$380,294
7441	$109,941	11681	$147,206
7442	$128,128	11682	$154,067
7853	$157,062	12219	$109,465
7854	$162,849	12220	$136,994
7855	$185,996	11361	$134,520
7856	$177,729	11362	$119,569
7857	$197,570	11363	$112,803
7566	$132,207	10585	$105,163
7567	$112,283	10586	$122,231
7568	$99,595	10587	$81,270
7569	$117,143	10595	$88,157
7570	$133,735	10596	$84,779
7571	$149,487	11452	$97,756
7465	$113,624	11457	$88,662
7466	$89,861	10588	$89,035
7467	$102,615	11628	$76,479
8570	$103,469	11629	$83,449
8571	$138,399	11630	$89,762
8742	$108,087	11631	$120,690
8743	$133,628	11632	$84,932
9296	$175,880	11633	$80,175
8117	$122,625	11634	$77,588
8118	$127,755	11635	$82,243
8331	$197,229	11636	$72,375
8325	$136,024	11638	$88,016
8326	$143,186	11468	$213,220
9258	$133,008	11469	$196,661
9259	$148,135	11250	$160,106
8205	$118,875	12585	$103,247
8207	$127,665	12817	$204,829
8355	$107,373	12818	$163,351
8356	$121,747	12250	$251,210
8357	$112,370	10774	$188,119
8358	$92,153	10777	$184,439
8835	$104,711	10778	$169,757
8836	$107,185	10779	$142,377
8837	$76,348	10780	$250,285
8838	$97,478	10781	$238,986
8839	$133,156	10782	$184,439
8840	$103,900	10783	$163,215
8846	$178,589	10784	$273,068
9051	$129,030	10785	$275,081

Pool 1 — All Assets

File Number	Allocated Firm Bid	File Number	Allocated Firm Bid
9052	$180,281	10786	$303,277
9053	$143,377	10791	$261,600
9054	$146,738	10792	$288,040
9055	$143,504	10799	$196,153
9056	$143,504	10800	$182,341
9057	$141,181	10802	$268,037
8098	$110,288	10787	$192,824
8099	$156,168	10788	$180,463
8577	$195,063	10789	$176,817
8578	$176,574	10790	$167,403
8928	$127,697	11860	$271,433
8855	$128,831	11863	$125,926
8856	$159,855	11864	$158,762
9389	$76,939	11865	$137,848
9397	$158,311	11866	$122,980
8538	$153,052	11867	$150,252
8539	$163,179	11868	$163,928
9615	$138,787	11869	$168,869
9705	$93,674	11870	$173,327
9774	$157,594	11919	$193,293
9775	$148,942	10793	$156,737
9776	$246,504	10795	$171,394
9777	$136,664	11874	$141,381
9778	$193,893	11875	$137,364
9639	$156,016	12938	$182,072
9640	$186,166	12940	$240,617
9887	$161,330	13384	$238,529
9888	$182,121	13385	$276,844
9889	$242,011	13386	$222,728
9890	$220,215	13387	$156,237
10731	$124,278	10977	$168,438
9800	$115,917	10978	$171,882
9801	$107,897	10979	$172,275
10707	$181,180	11624	$166,649
10708	$187,858	11625	$127,888
9562	$155,106	11626	$134,095
9829	$209,464	11967	$242,274
9830	$198,270	11968	$246,276
9831	$200,376	11969	$248,277
10223	$175,008	11972	$278,939
10474	$143,950	11973	$261,609
10475	$145,843	11974	$230,960
10476	$154,302	11975	$229,946
11047	$153,173	11976	$270,201
11048	$148,654	10611	$152,791
9535	$104,053	10618	$97,524
9536	$77,052	10619	$108,837
9537	$98,792	10620	$125,513
9538	$139,127	12676	$201,853
9544	$97,343	12677	$163,712
9545	$83,615	13576	$214,744
9546	$95,203	13577	$166,150

Pool 1 — All Assets

File Number	Allocated Firm Bid	File Number	Allocated Firm Bid
9547	$117,614	13578	$125,203
9697	$95,925	13579	$121,314
9698	$98,863	13580	$112,961
9805	$89,733	13581	$123,182
9811	$67,684	10690	$91,938
10574	$104,085	10691	$96,740
10576	$85,320	10692	$108,073
10577	$86,342	10693	$195,523
10578	$79,795	11531	$108,127
10580	$103,848	11532	$101,885
10581	$82,514	11533	$96,226
10582	$77,483	11534	$89,309
10589	$80,495	11535	$83,915
10593	$84,980	11536	$88,274
10594	$81,593	11537	$94,856
9689	$174,279	11538	$96,996
10630	$129,663	11539	$212,052
9641	$257,731	11540	$166,389
9656	$137,361	11582	$109,421
10658	$88,532	10687	$129,760
10335	$223,326	10688	$97,755
10336	$185,916	10689	$119,643
10337	$215,585	10997	$168,360
10338	$178,613	10998	$177,795
10339	$221,706	10999	$276,127
10480	$221,326	11000	$238,325
10481	$253,946	11001	$216,250
10482	$257,562	11002	$287,987
10483	$339,902	11003	$296,899
9872	$236,349	11004	$302,010
9873	$184,065	12088	$132,021
9874	$174,989	12089	$117,550
9875	$128,729	12090	$107,857
9876	$232,761	12091	$125,458
9877	$229,292	12788	$222,169
9878	$156,058	12789	$145,052
9879	$145,424	12477	$188,949
10601	$127,930	12478	$195,659
10602	$122,419	12479	$200,759
10607	$160,700	12480	$216,662
10608	$161,927	12481	$229,318
10609	$172,088	11904	$169,821
10663	$201,243	11905	$164,335
10664	$146,050	11906	$159,731
10665	$142,035	11907	$203,712
9630	$111,567	11908	$175,662
10675	$100,617	11884	$180,365
10676	$107,367	11885	$182,227
10677	$81,870	11886	$193,666
10678	$102,777	11887	$184,515
10679	$98,080	11888	$194,377
10680	$105,817	11889	$208,091

Pool 1 — All Assets

File Number	Allocated Firm Bid	File Number	Allocated Firm Bid
10681	$110,630	10833	$451,045
10682	$123,179	10834	$510,329
9786	$141,204	10835	$413,089
9787	$126,393	9947	$327,080
9788	$121,854	12289	$185,213
9789	$116,624	12290	$175,989
9790	$123,770	12291	$169,757
9885	$118,031	12292	$147,097
9886	$108,499	12773	$229,201
9584	$188,769	12774	$221,827
9585	$201,893	12775	$184,282
9586	$221,977	12776	$409,103
9587	$251,386	12777	$402,835
9941	$398,328	12778	$428,923
9942	$414,118	10936	$209,039
9943	$332,291	10937	$195,737
9944	$412,177	10938	$214,213
9945	$381,128	10939	$200,488
9946	$415,983	10940	$209,842
9815	$120,256	10941	$211,952
9816	$129,843	10943	$160,664
9817	$169,699	10944	$167,778
9818	$145,217	10945	$169,765
11012	$132,903	10946	$174,791
11013	$118,912	10947	$189,549
11014	$112,567	10950	$168,155
9518	$218,827	10951	$183,240
9519	$213,275	10952	$210,019
9520	$218,827	10953	$194,734
9521	$195,891	10954	$170,646
10754	$131,687	10955	$109,892
10755	$134,775	10956	$108,580
10277	$146,627	10957	$119,490
10278	$178,865	10958	$137,617
10279	$187,203	10959	$132,512
10280	$192,611	10960	$149,341
10281	$209,524	11495	$107,660
10632	$122,347	11496	$98,357
10633	$163,149	11500	$316,935
10634	$200,478	11501	$264,554
12222	$103,623	11497	$94,583
12223	$132,766	11498	$111,357
12221	$74,668	11499	$134,731
12228	$75,184	12049	$103,415
12229	$102,368	12050	$82,072
12230	$93,457	11842	$118,752
12231	$120,573	11844	$234,521
12233	$153,706	11845	$179,283
12234	$128,223	11848	$135,230
12224	$86,277	11846	$251,693
12225	$75,216	11847	$205,572
12226	$89,185	13537	$73,190

Pool 1 — All Assets

File Number	Allocated Firm Bid	File Number	Allocated Firm Bid
12227	$108,284	13538	$73,177
12232	$69,515	13539	$79,510
11810	$169,467	13540	$78,454
12833	$129,716	13541	$182,364
12834	$152,448	13542	$168,250
12835	$172,249	12918	$272,941
12836	$151,913	12919	$260,688
10736	$159,761	12920	$318,266
10737	$144,174	12921	$312,525
12759	$168,153	12922	$319,293
12760	$150,226	12923	$682,586
12761	$171,195	12924	$358,173
10732	$96,410	12925	$391,089
10733	$85,707	11672	$258,977
10734	$83,074	11673	$233,718
12763	$96,952	11674	$228,945
12764	$98,007	11675	$196,999
12349	$112,301	11676	$218,122
12350	$119,112	11677	$193,343
10907	$132,443	11668	$176,749
10905	$137,732	11669	$186,524
10906	$153,766	11670	$184,641
12624	$174,623	11671	$165,891
12625	$198,397	11241	$86,771
10878	$134,890	11242	$87,379
10879	$117,005	10744	$147,744
10880	$143,181	10748	$125,198
10881	$150,666	10749	$137,391
10882	$195,156	10745	$115,458
10883	$195,809	10746	$108,337
12383	$147,107	10747	$102,824
12384	$120,927	12271	$123,113
12631	$104,655	12272	$151,315
		12273	$148,371

Pool 2 — All Assets

File Number	Allocated Firm Bid
8711	$260,558
10023	$122,261
10034	$244,590
10039	$92,591

EXHIBIT B
Excluded Assets

Pool 1 — Excluded Assets

File Number	Allocated Bid Price	File Number	Allocated Bid Price
6913	$131,221	10337	$215,585
7428	$185,406	10338	$178,613
7431	$94,677	10339	$221,706
7521	$121,025	10483	$339,902
7042	$143,835	9584	$188,769
7043	$141,355	9941	$398,328
7441	$109,941	9942	$414,118
7442	$128,128	9943	$332,291
7853	$157,062	10732	$96,410
7854	$162,849	10733	$85,707
7855	$185,996	10734	$83,074
7856	$177,729	12763	$96,952
7857	$197,570	12764	$98,007
7568	$99,595	10880	$143,181
7569	$117,143	12631	$104,655
7571	$149,487	12817	$204,829
7465	$113,624	12250	$251,210
7466	$89,861	10774	$188,119
7467	$102,615	10791	$261,600
8570	$103,469	10792	$288,040
8571	$138,399	10802	$268,037
8742	$108,087	11860	$271,433
8743	$133,628	11919	$193,293
8117	$122,625	10793	$156,737
8118	$127,755	10795	$171,394
8331	$197,229	12940	$240,617
8325	$136,024	13384	$238,529
8326	$143,186	13385	$276,844
9258	$133,008	13386	$222,728
9259	$148,135	10978	$171,882
8836	$107,185	10979	$172,275
8838	$97,478	11624	$166,649
8839	$133,156	11625	$127,888
8840	$103,900	11626	$134,095
8846	$178,589	10693	$195,523
9052	$180,281	11539	$212,052
9053	$143,377	11540	$166,389
9054	$146,738	10835	$413,089
9055	$143,504	12290	$175,989
9057	$141,181	12291	$169,757
8099	$156,168	11495	$107,660
8577	$195,063	11496	$98,357
8855	$128,831	12049	$103,415
8856	$159,855	12050	$82,072
9389	$76,939	11842	$118,752
9397	$158,311	11844	$234,521
9705	$93,674	11848	$135,230
9639	$156,016	11846	$251,693
9640	$186,166	11847	$205,572
9641	$257,731	13541	$182,364
9656	$137,361	13542	$168,250
10335	$223,326	12923	$682,586
10336	$185,916	12925	$391,089

Pool 2 — Excluded Assets

File Number	Allocated Bid Price
8711	$260,558

EXHIBIT C
See the column entitled Allocated Bid Price in Exhibit B to the Purchase Agreement.

EXHIBIT D
Calculation of Proration Amount
     1. The following adjustments and prorations shall be apportioned between Seller and Buyer at Closing as of 11:59 p.m. (New York City Time) on the Cut-Off Date (the “Cut-Off Time”) (with Seller being responsible for reimbursing Buyer for all of the following costs and expenses incurred by Buyer (or Subsidiary after the Closing) to the extent such costs and/or expenses relate to the period of ownership or maintenance of the Subject Assets prior to the Cut-Off Time and with Buyer being responsible for reimbursing Seller for all of the following costs and expenses incurred by Seller to the extent such costs and/or expenses relate to the period of ownership or maintenance of the Subject Assets after the Cut-Off Time), to the extent that, on or prior to Closing, either Party has paid, received or is due any of the following amounts directly arising from the ownership, operation or maintenance of the Subject Assets:
          (a) all real estate taxes or personal property taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;
          (b) utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;
          (c) any prepaid items, including, without limitation, insurance for each Subject Assets, fees for licenses which are transferred to Buyer at the Closing and annual permit and inspection fees; and
          (d) all casualty repairs, maintenance costs and repair costs and other property-level out-of-pocket costs and expenses incurred and paid to third parties in the ordinary course consistent with past practice for the purpose of maintaining the Subject Assets in proper condition.
     2. Seller and Buyer shall cooperate to make the adjustments and prorations required under this Exhibit D in accordance with the provisions of this Agreement and otherwise on a cash basis or accrual basis, as appropriate, and in accordance with sound accounting practices and the local customs regarding title closings as recommended by the Real Estate Board of New York.
     3. Notwithstanding anything to the contrary in this Exhibit D, to the extent that any amounts referenced in Section 1 of this Exhibit D are included in the calculation of the Additional Proceeds Amount, such amounts shall be disregarded for purposes of calculating the Proration Amount.

EXHIBIT E

SERVICING AGREEMENT
between
RESIDENTIAL CAPITAL, LLC
and
MHPOOL HOLDINGS LLC
dated as of
September 30, 2008

SERVICING AGREEMENT
     THIS SERVICING AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2008, among Residential Capital, LLC, a Delaware limited liability company (“ResCap”), on behalf of itself and its controlled Affiliates (as defined in the Purchase Agreement (as defined below)) and MHPool Holdings LLC, a Delaware limited liability company (“Buyer”), on behalf of itself and Subsidiary.
RECITALS
     A. ResCap, DOA Holding Properties, LLC,, a Delaware limited liability company and indirect wholly-owned subsidiary of ResCap, DOA Properties IIIB (KB Models), LLC, a Delaware limited liability company and a subsidiary of Holdings (“Subsidiary”) and Buyer entered into that certain Purchase Agreement, dated as of September 30, 2008 (the “Purchase Agreement”), pursuant to which, on the Closing Date, Buyer purchased from ResCap, and ResCap sold to Buyer, the Interests.
     B. The parties desire to enter into this Agreement on the terms and subject to the conditions set forth herein.
     C. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
          ARTICLE IX Agreement to Provide Services.
               Section 9.1 Agreement. ResCap hereby agrees to provide, or cause its controlled Affiliates to provide, or use its commercially reasonable efforts to cause other third parties to provide, to Subsidiary and Buyer, the Services (as defined below) with the same degree of care, skill, and diligence and in substantially the same manner as such services have been obtained by Subsidiary or any of the Prior Owners with respect to the Subject Assets during the six-month period ended September 30, 2008 (from ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) (the “Required Servicing Standard”); provided, however, that ResCap may only use third parties to provide Services so long as such third parties (or similar third parties) provided such Services (directly or indirectly) to Subsidiary as of the Closing Date. The term “Prior Owners” means, collectively, DOA Properties III (Models), LLC and GMAC Model Home Finance, LLC.
               Section 9.2 Services. As used in this Agreement, the term “Services” means all services obtained by Subsidiary or a Prior Owner with respect to the Subject Assets during the six-month period ended September 30, 2008 (from ResCap or its controlled Affiliates or by virtue of third party services made available by ResCap or its controlled Affiliates) that are necessary or advisable, in the reasonable judgment of Buyer, to own, operate and maintain the Subject Assets as owned, operated and maintained by Subsidiary or a Prior Owner during the six-month period ended September 30, 2008, including, without limitation, the services described in the schedules attached hereto (the “Schedules”).
               Section 9.3 Change in Services. Any material change in the manner in which the Services are provided (a “Material Change in Service”), including any change in the employees or third parties providing such Services, shall require Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. To the fullest extent practicable, Buyer shall receive a written request for consent from ResCap at least five business days prior to any proposed Material Change in Service, together with reasonable documentation describing the material terms of such proposed Material Change in Service. Notwithstanding the foregoing, Buyer acknowledges that certain Material Changes in Service may be outside of ResCap’s control (“Involuntary Changes”), including the resignation of any employee or the termination by any third party service provider of its provision of services to ResCap, and that any Involuntary Change shall not require Buyer’s prior written consent; provided, that (i) ResCap shall confer with Buyer in determining the appropriate course of conduct in addressing any Involuntary Changes and (ii) ResCap shall obtain Buyer’s written consent (not to be unreasonably withheld, delayed or conditioned) prior to taking any action in response to such Involuntary Change that, if taken, would constitute a Material Change in Service.
          ARTICLE X Payment of Services.
               Section 10.1 Service Costs. From Closing until the thirty (30) day anniversary thereof, ResCap shall bear all costs of providing the Services. Thereafter, in consideration for each Service, Buyer shall reimburse ResCap as set forth on Schedule I hereto.
               Section 10.2 Invoicing of Service Costs. During the applicable term of each Service, ResCap shall invoice Buyer for the Applicable Service Cost promptly after the end of each calendar month during such term. Buyer shall include with each invoice a reasonably detailed description of the Services performed, the costs charged, and such other details as may be necessary to support the invoice. All undisputed invoices shall be paid by Buyer to ResCap by wire transfer of immediately available funds not later than sixty (60) calendar days after receipt by Buyer of ResCap’s invoice, in accordance with the wiring instructions provided by ResCap to Buyer.
               Section 10.3 Service Cost Disputes. In the event that Buyer has a good faith dispute with regard to any costs invoiced by ResCap hereunder, Buyer shall provide ResCap with written notice of such dispute, together with a reasonably detailed explanation of such dispute, at or prior to the time payment would have otherwise been due, and Buyer may withhold payment of any disputed amounts pending resolution of the dispute. Buyer’s failure to pay amounts disputed in accordance with the preceding sentence shall not be grounds for a claim of breach or suspension of the provision of Services by ResCap, its controlled Affiliates or any third party service provider.
               Section 10.4 Records and Inspection. During the term of this Agreement, ResCap shall maintain complete and accurate records of the Services provided, costs invoiced to Buyer and payments made thereunder. All such records shall be available for inspection by Buyer or its representative.
     ARTICLE XI Relationship between the Parties.
               Section 11.1 Independent Contractors. ResCap, its controlled Affiliates and any third party service providers in the performance of the Services, shall be acting as independent contractors to Subsidiary and Buyer and its Affiliates, and not as partners, joint venturers or agents of Buyer. Neither ResCap nor Buyer intends to create by this Agreement an employer-employee relationship. Each of ResCap, its controlled Affiliates and any third party service providers, on the one hand, and Subsidiary and Buyer, on the other hand, shall retain control over their respective personnel, and their respective employees shall not be considered employees of the other. Except as expressly provided pursuant to any signing authority granted pursuant to any power of attorney or written consent of the board of directors of Buyer, neither ResCap, any of its controlled Affiliates or any third party service providers, on the one hand, nor Subsidiary or Buyer, on the other hand, shall have any right, power or authority to create any obligation, express or implied, on behalf of the other pursuant to this Agreement.
               Section 11.2 Cooperation. ResCap shall, and shall cause its controlled Affiliates to, and shall use its commercially reasonable efforts to cause its, employees, agents, representatives, third party service providers and subcontractors to, cooperate fully with Buyer, its Affiliates and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to Buyer and its Affiliates. Buyer shall and shall use its commercially reasonable efforts to cause its respective employees, agents, representatives and subcontractors to, cooperate fully with ResCap, its controlled Affiliates and their respective employees, agents and representatives to facilitate, in all respects, the provision of Services to Buyer.
               Section 11.3 Steering Committee. As promptly as practicable, ResCap and Buyer shall form a steering committee (the “Steering Committee”), which shall consist of two individuals, one of whom shall be nominated by ResCap and one of whom shall be nominated by Buyer. Subject to Section 1.3, to the fullest extent practicable, ResCap shall keep the Steering Committee reasonably informed of all proposed changes to the provision of Services and consult with the Steering Committee prior to taking any such action that would reasonably be expected to adversely affect the provision of Services hereunder.

          ARTICLE XII Service Standard; Compliance with Laws.
               Section 12.1 Service Standard. ResCap shall, or shall cause its controlled Affiliates to, or shall use its commercially reasonable efforts to cause its third party service providers to, provide the Services.
               Section 12.2 Compliance With Laws. Neither ResCap nor any of its controlled Affiliates shall violate any applicable Laws in connection with its performance of the Services.
               Section 12.3 Third Party Service Provider. In each instance hereunder where ResCap shall use a third party service provider to provide the Services, ResCap shall use its commercially reasonably efforts to cause such third party service providers to provide the Services in accordance with the Required Servicing Standard and other applicable terms hereof. Notwithstanding the foregoing, any failure of any such third party service provider to perform any Services in accordance with the Required Servicing Standard or other applicable terms hereof shall constitute a breach by ResCap of the Requisite Servicing Standard or such other term, as the case may be, and Subsidiary and Buyer shall be entitled to the remedies provided in this Agreement with respect to such ResCap breach.
          ARTICLE XIII Service Disruptions. If ResCap, its controlled Affiliates’ or any third party service provider’s performance of any Services is interrupted in whole or in part for any reason for more than three (3) full Business Days, then Subsidiary and Buyer has the right (in addition to any other remedies available under this Agreement or by Law), at ResCap’s sole cost and expense, to make commercially reasonable arrangements to procure such interrupted Services from an alternative source for the period and to the extent reasonably necessitated by such interruption, or, if longer, for the duration of the contract entered into with such alternative source (provided, that Buyer shall use commercially reasonable efforts to limit the duration of the contract with such alternate source to the shortest period of time that is reasonably practical).
          ARTICLE XIV Indemnification.
               Section 14.1 Buyer Indemnity. Buyer shall indemnify, defend and hold harmless ResCap, its controlled Affiliates and its and their respective officers, directors, managers, partners, members, employees, successors and assigns (collectively, the “ResCap Indemnified Parties”) from and against all Losses arising out of any third party claims in connection with or arising from the performance of the obligations of ResCap and its controlled Affiliates under this Agreement, except to the extent such Losses arise out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under this Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.
               Section 14.2 ResCap Indemnity. ResCap shall indemnify, defend and hold harmless Buyer, its Affiliates (including, for the avoidance of doubt, Subsidiary) and its and their respective officers, directors, managers, partners, members, employees, successors and assigns (collectively, the “ Buyer Indemnified Parties”) from and against all Losses arising out of (i) the gross negligence or willful misconduct of ResCap or any of its controlled Affiliates in the performance of its obligations under this Agreement, or (ii) any claim that any of the Services violates or infringes on any intellectual property rights of any third party.
               Section 14.3 Procedure. The indemnified party shall promptly notify the indemnifying party of any action for which an indemnified party intends to claim indemnification hereunder (provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from its indemnification obligations, except to the extent (and only to the extent) that the indemnifying party is prejudiced by such failure). The indemnified party agrees that that the indemnifying party will have the right to assume and control the defense or settlement of such action, with counsel chosen by the indemnifying party and reasonably acceptable to the indemnified party; provided, however, that (i) if the indemnifying party assumes the defense of any action, it shall have conclusively established its obligation to indemnify the indemnified party with respect to such action and (ii) the indemnifying party shall not enter into any settlement or compromise of any such claim in the event such settlement or compromise imposes any liability or obligation on the indemnified party without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnified party agrees to cooperate in all reasonable respects with the indemnifying party and its legal representatives in the investigation and defense of any action covered by indemnification hereunder.
               Section 14.4 Limitation of Liability. NEITHER RESCAP NOR BUYER SHALL BE REQUIRED TO INDEMNIFY THE OTHER OR THE OTHER’S CONTROLLED AFFILIATES FOR ANY EXEMPLARY, PUNITIVE, TREBLE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, LOST PROFITS OR INTERNAL COSTS; PROVIDED HOWEVER, THAT, IF ANY INDEMNIFIED PARTY IS HELD LIABLE PURSUANT TO A THIRD-PARTY CLAIM FOR ANY OF SUCH DAMAGES AND THE INDEMNIFYING PARTY IS OBLIGATED TO INDEMNIFY SUCH INDEMNIFIED PARTY UNDER SECTION 6.1 OR SECTION 6.2 OF THIS AGREEMENT, THEN THE INDEMNIFYING PARTY SHALL BE LIABLE FOR AND OBLIGATED TO REIMBURSE THE INDEMNIFIED PARTY FOR SUCH DAMAGES.
          ARTICLE XV Term and Termination.
               Section 15.1 Term. This Agreement shall be effective from and after the Closing Date and continue until the earlier of (i) the date on which all Services have been terminated in accordance with the terms hereof and (ii) the dissolution of Buyer. This Agreement shall terminate automatically (without further action by any of the parties hereto) at the end of the term set forth in the preceding sentence. ResCap shall provide, or cause to be provided to, Buyer and Subsidiary each Service until the earlier to occur of (i) the date on which Buyer notifies ResCap in writing to terminate such Service pursuant to Section 7.2 hereof and (ii) the dissolution of Buyer.

               Section 15.2 Termination of Services. Buyer may terminate its right to receive any particular Service for any or no reason by providing ResCap not less than thirty (30) days’ prior written notice setting forth the termination date for such Service.
               Section 15.3 Obligations on Termination. Upon any termination of this Agreement or any Service, (i) ResCap shall cooperate, and cause its controlled Affiliates to cooperate, and shall use its commercially reasonably efforts to cause its third party service providers to cooperate, with all reasonable requests by Buyer in connection with the transition of such Services, including the transfer and retention of records and data pertaining to the Services or the Subsidiary to Buyer or its designees (in a mutually agreed industry standard electronic format), (ii) ResCap shall return to Buyer or, to the extent permitted by applicable Law, destroy, at Buyer’s option, all Confidential Information (including data) relating to the Subsidiary or the Services that is in ResCap’s, any of its controlled Affiliates’ or any third party service provider’s possession or control; (iii) no party hereto shall be relieved of any liability for any breach or nonfulfillment of any of its obligations hereunder with respect to such Service prior to termination of such Service; and (iv) Section 2 (as to any unpaid amounts), Sections 6, 8 and 9 and this Section 7 shall survive any termination of this Agreement or of any Service.
          ARTICLE XVI Confidentiality.
               Section 16.1 Confidential Information. As used in this Agreement, “Confidential Information” means any and all non-public information, in any form, furnished or made available directly or indirectly by one party hereto or any of its Affiliates (the “Disclosing Party”) to the other hereto or any of its Affiliates or third party service providers (the “Receiving Party”) pursuant to this Agreement, and in the case of Buyer as the Disclosing Party the term Confidential Information shall also include any non-public information concerning Buyer, any of its Affiliates (including, without limitation, Subsidiary) or any of the Subject Assets.
               Section 16.2 Obligations of Confidentiality. The Receiving Party shall protect the Confidential Information of the Disclosing Party by using the same degree of care to prevent the unauthorized use, dissemination, or publication of such Confidential Information as the Receiving Party uses to protect its own Confidential Information of a similar nature, but in no event shall the Receiving Party use less than a reasonable standard of care in its treatment of such Confidential Information. The Receiving Party shall use the Confidential Information solely for the purposes contemplated by this Agreement, and shall limit its disclosure of such Confidential Information to those employees, other personnel and third party service providers who have a need to know such Confidential Information for such purposes and who are informed of the confidential nature of such Confidential Information and directed to use, hold and protect such Confidential Information in accordance with this Agreement. The Receiving Party shall be responsible for any breach of this Section 8.2 by any Person to whom it discloses or provides access to Confidential Information.
               Section 16.3 Exclusions.

          (i) This Agreement imposes no obligation upon the Receiving Party with respect to Confidential Information which (i) is or becomes a matter of public knowledge without violation of this Agreement by the Receiving Party or any other Person to whom the Receiving Party disclosed or provided access to the Confidential Information of the other party or of its Affiliates; (ii) is received on a non-confidential basis by the Receiving Party from a third party that, to the knowledge of the Receiving Party, is rightfully in possession of, and with a right to make an unrestricted disclosure of, such information; or (iii) is independently developed by the Receiving Party without the use of Confidential Information disclosed by the Disclosing Party.
          (ii) If the Receiving Party is required (by applicable law, rule or regulation or a subpoena, court order, similar judicial process, regulatory agency, Governmental Entity, self-regulatory organization or stock exchange rule) to disclose any Confidential Information, the Receiving Party will, to the extent consistent with legal and regulatory requirements: (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement, (ii) reasonably consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such requirement and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Information which the Receiving Party is required to disclose and to reasonably cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
               Section 16.4 Ownership of Confidential Information. Neither the Receiving Party nor any of its controlled Affiliates or third party service providers shall obtain any rights with respect to the Confidential Information of the Disclosing Party, and in all cases the Disclosing Party shall retain all right, title and interest in its Confidential Information.
               Section 16.5 Return of Confidential Information. Upon termination of this Agreement, or at any time upon request by the Disclosing Party, the Receiving Party shall return to the Disclosing Party or, to the extent permitted by applicable Law, destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party that is in the possession or under the control of the Receiving Party or any of its controlled Affiliates or third party service providers (including all copies thereof).
          ARTICLE XVII General Provisions.
               Section 17.1 Miscellaneous Provisions. Sections 8.1, 8.2, 8.5, 8.8, 8.9, 8.10, 8.11 and 8.12 of the Purchase Agreement shall apply to this Agreement mutatis mutandis as if set forth herein.
               Section 17.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that Buyer may assign or delegate, in whole or in part, its rights and obligations under this Agreement to any one or more of its Affiliates so long as Buyer remains responsible for the performance of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than ResCap, Buyer and each of its controlled Affiliates, successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that, the Buyer Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) and the ResCap Indemnified Parties (solely with respect to their indemnification rights pursuant to this Agreement) shall be third party beneficiaries of such Sections of this Agreement, entitled to enforce those specified provisions hereof.
               Section 17.3 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
               Section 17.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
               Section 17.5 Disputes. Any controversy or dispute arising out of this Agreement (each, a “Dispute”), including, without limitation, any dispute under Section 2.3 hereof, shall be submitted to the Steering Committee. If the Steering Committee fails to reach unanimous agreement on the resolution of such Dispute within twenty (20) Business Days, then either ResCap or Buyer may seek remedies under Delaware law, and in connection therewith, such Dispute shall be brought in the Chancery Court of the State of Delaware, any other state court of the State of Delaware or the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 of the Purchase Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
               Section 17.6 Entire Agreement. This Agreement (including the Schedules hereto), the Purchase Agreement and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
               Section 17.7 Force Majeure. Subject to Section 5 of this Agreement, neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2) to the extent such delay or failure is attributable to any cause beyond its reasonable control, including any act of God, fire, earthquake, failures of its computers or electronic transmissions (but solely to the extent outside its reasonable control), strike or other labor disputes, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance with the least possible delay. For the avoidance of doubt, Buyer shall not be obligated to pay ResCap or any of its controlled Affiliates for Services during the period of time when ResCap is not providing, or causing to be provided, such Services.
               Section 17.8 Conflicts. In case of conflict between the terms and conditions of this Agreement and the Purchase Agreement, the Purchase Agreement shall control.
               Section 17.9 Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[SIGNATURE PAGE FOLLOWS THIS PAGE]

EXHIBIT F
     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

RESIDENTIAL CAPITAL, LLC, on behalf of itself and its controlled Affiliates
By:
Name:
Title:

MHPOOL HOLDINGS LLC, on behalf of itself and Subsidiary
By:

By:
Name:
Title:

Schedule I
SERVICES TO BE PROVIDED
•	Employees, including support of asset managers from ResCap’s Special Assets Group and internal ResCap legal counsel;

•	Third party professional service providers, including legal;

•	Cash management services;

•	IT services;

•	Accounting services;

•	Insurance;

•	Use of the Richmond, Virginia headquarters facility, the Dallas, Texas servicing facility and/or such other facilities as determined by ResCap; provided, however, that if there is a material reduction in the performance of Services at the Richmond, Virginia or Dallas, Texas facility, taken as a whole, then ResCap’s designation of replacement facilities to perform such Services shall require Buyer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned; and

•	Such other Services as may be necessary or incidental to own, operate and maintain the Subject Assets for the benefit of Buyer consistent with the ordinary course of business consistent with past practice relating to the Subject Assets.
PRICING
•	$300 per month per REO model; plus

•	For all models under lease as of the end of the applicable calendar month, 30 basis points per annum on value allocated to such models as per Exhibit C of the Purchase Agreement; plus

•	Reimbursement for direct, out-of-pocket costs and expenses incurred during the applicable calendar month in connection with providing for Services, including, without limitation, taxes, utilities, insurance premiums, fees and expenses of outside counsel, accountants, and other outside professionals and advisors, and all costs and fees incurred in pursuing any insurance claims (including costs of professional adjusters).

EXHIBIT F
LIMITED ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Limited Assignment and Assumption Agreement (this “Assignment”) is made and executed as of the 30th day of September, 2008, by and among KBOne, LLC, a Delaware limited liability company (“KBOne”), DOA Holdings NoteCo, LLC, a Delaware limited liability company (“Holdings”), Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), and MHPool Holdings LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
     A. KBOne entered into a certain Second Amended and Restated Master Sale and Rental Agreement, dated June 5, 2006 (the “MSRA”), with KB Home, a Delaware corporation (“KB Home”), and certain other affiliates of KB Home identified in the MSRA (KB Home and such other affiliates being sometimes hereinafter collectively referred to as the “Builder”).
     B. Pursuant to the terms of the MSRA, KBOne agreed to purchase certain single family residential homes from Builder, and to lease such homes back to Builder for use as model homes in residential developments in which Builder develops and constructs additional for-sale homes.
     C. In connection with the proposed purchase of homes pursuant to the MSRA, KBOne made and delivered to KB Home a certain Amended and Restated Note, dated June 5, 2006 (the “KB Home Note”), evidencing KBOne’s obligation to pay those portions of the purchase price of homes purchased by KBOne pursuant to the MSRA that were not paid in cash by KBOne to KB Home upon the closing of the purchase of such homes by KBOne.
     D. In connection with the KB Home Note, Residential Funding Corporation, the predecessor of RFC, gave a performance and payment guaranty (the “Guaranty”) to KB Home, effective as of June 5, 2006, in connection with KBOne’s obligations under the MSRA and the Note.
     E. Effective as of June 9, 2008, all of the equity of KBOne was transferred indirectly to CMH Holdings LLC (the “CMH Transfer”) pursuant to that Purchase Agreement, dated as of June 6, 2008, among Residential Capital, LLC, GMAC Model Home Finance I, LLC and CMH Holdings LLC (the “June Purchase Agreement”) and, in connection therewith, KBOne conveyed to DOA Properties IIIB (KB Models), LLC, a Delaware limited liability company and a subsidiary of Holdings (“DOA IIIB”), those certain model homes and real property on which they are constructed described on attached Schedule 1 (the “DOA Models”), and KBOne retained title to those certain model homes and real property on which they are constructed described on attached Schedule 2 (the “CMH Models”).
     F. In connection with the CMH Transfer, (i) KBOne desires to assign to Holdings certain rights and obligations under the MSRA and the KB Home Note, effective as of June 9, 2008, to the extent set forth herein, and Holdings desires to assume the same, and KBOne desires to retain certain rights and obligations under the MSRA and the KB Home Note, to the extent set forth herein, and (ii) RFC desires to assign to KBOne, effective as of June 9, 2008, certain rights and obligations under the Guaranty, to the extent set forth herein, and KBOne desires to assume the same, and RFC desires to retain certain rights and obligations under the Guaranty, to the extent set forth herein.
     G. Effective as of the date hereof, Holdings is hereby assigning to Buyer (the “DOA Transfer”) pursuant to that Purchase Agreement, dated as of September 30, 2008, among Residential Capital, LLC (“ResCap”), DOA Holding Properties, LLC, DOA IIIB and Buyer (the “September Purchase Agreement”) all of its right, title and interest in and to those DOA Models described on attached Schedule 3 (the “Pool 1 Models”) by way of a transfer of all of the outstanding equity of DOA IIIB, and DOA Holding Properties, LLC, and ResCap are retaining beneficial ownership of those certain DOA Models described on attached Schedule 4 (the “Excluded Models”).
     H. In connection with the DOA Transfer, Holdings and RFC desire to assign to Buyer certain rights and obligations under the MSRA, the KB Home Note and the Guaranty, effective as of the date hereof, to the extent set forth herein, and Holdings and RFC desire to retain certain rights and obligations under the MSRA, the KB Home Note and the Guaranty, to the extent set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of KBOne, Holdings, RFC and Buyer hereby agree as follows:
     Section 1. Assignment and Assumption of Obligations.
          (a) Effective as of June 9, 2008, (i) KBOne hereby assigns and conveys to Holdings certain rights and obligations in, to and under the MSRA and the KB Home Note, but only to the extent set forth opposite Holdings’ name on Exhibit A hereto, and Holdings hereby assumes all of such rights and obligations, and KBOne hereby retains certain rights and obligations under the MSRA and the KB Home Note, but only to the extent set forth opposite KBOne’s name on Exhibit A hereto, and (ii) RFC hereby assigns and conveys to KBOne certain rights and obligations under the Guaranty, but only to the extent set forth opposite KBOne’s name on Exhibit A hereto, and KBOne hereby assumes all of such rights and obligations, and RFC hereby retains all other rights and obligations under the Guaranty, as set forth on Exhibit A.
          (b) Effective as of the date hereof, (i) Holdings hereby assigns and conveys to Buyer certain rights and obligations in, to and under the MSRA and the KB Home Note, but only to the extent set forth opposite Buyer’s name on Exhibit B hereto, and Buyer hereby assumes all of such rights and obligations, and Holdings hereby retains certain rights and obligations under the MSRA and the KB Home Note, but only to the extent set forth opposite Buyer’s name on Exhibit B hereto, and (ii) RFC hereby assigns and conveys to Buyer certain rights and obligations under the Guaranty, but only to the extent set forth opposite Buyer’s name on Exhibit B hereto, and Buyer hereby assumes all of such rights and obligations, and RFC hereby retains all other rights and obligations under the Guaranty, as set forth on Exhibit B.
          Section 2. Other Covenants of the Parties. Each of KBOne, Holdings, RFC and Buyer hereby agrees and covenants that it shall not agree to any modification or amendment of, or waiver any of its rights under, the Note, the MSRA or the guaranty, without the prior written consent of each of the other parties hereto.
          Section 3. Further Assurances. KBOne, Holdings, RFC and Buyer agree to cooperate with each other and to execute such other documents and take such other actions as may be reasonably required to give effect to the intent and agreements of the parties as set forth in this Assignment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Assignment and Assumption Agreement as of the date set forth above.

KBOne, LLC

By

Its

DOA Holdings NoteCo, LLC

By

Its

Residential Funding Company, LLC

By

Its

MHPOOL HOLDINGS LLC

By

Name:

Title:

EXHIBIT F
SCHEDULE 1
DOA MODELS

SCHEDULE 2
CMH MODELS

2

SCHEDULE 3
POOL 1 MODELS

3

SCHEDULE 4
EXCLUDED MODELS

4

EXHIBIT A

Allocation:	KB Home Note	MSRA	Guaranty
KBOne, LLC	All rights directly arising from the CMH Models.

The following obligations, solely to the extent directly arising from the CMH Models:

•   Note Shortfall;and
•   Commission Shortfall;

provided, that the foregoing obligations shall exclude Retained Liabilities (as defined in the June Purchase Agreement).	All rights directly arising from the CMH Models, including all rights to indemnification for losses directly related to the CMH Models.

The following obligations, solely to the extentdirectly arising from the CMH Models:

•   Obligations arising after June 9, 2008

		provided, that the foregoing obligations shall exclude Retained Liabilities (as defined in the June Purchase Agreement) (for the avoidance of doubt, KBOne, LLC assumes no obligations under Section 13.17 of the MSRA).	All obligations directly arising from the obligations allocated under this Exhibit A to KBOne, LLC in respect of the Note and MSRA; provided, that KBOne, LLC shall not be obligated to pay any amounts contemplated to be paid to “Builder” (as defined in the MSRA) pursuant to clause (ii)(z) or the last sentence of Section 1(a) of the Guaranty (i.e., any minimum commitment to “Builder” (as defined in the MSRA) to pay 10% of the principal balance of the Note attributed to the CMH Models).

DOA Holding Properties, LLC	All other rights and obligations under the KB Home Note prior to, on or after the effective date of this Assignment (other than those specifically allocated to KBOne, LLC above).	All other rights and obligations under the MSRA prior to, on or after June 9, 2008 (other than those specifically allocated to KBOne, LLC above), including all obligations under Section 8.5 of the MSRA pertaining to any model homes other than the CMH Models.

Residential Funding Company, LLC			All other obligations under the Guaranty prior to, on or after the effective date of this Assignment (as defined in the June Purchase Agreement).

Other:	Holdings’ obligations	Holdings’ obligations	RFC’s obligations under

5

Allocation:	KB Home Note	MSRA	Guaranty
	under the KB Home Note to be treated as Retained Liabilities under the June Purchase Agreement (including for purposes of the indemnity).	under the MSRA to be treated as Retained Liabilities under the June Purchase Agreement (including for purposes of the indemnity).	the Guaranty to be treated as Retained Liabilities under the June Purchase Agreement (including for purposes of the indemnity).

	If an event of default occurs, KBOne, LLC and Holdings to be responsible for the principal and interest associated with the CMH Models and DOA Models, respectively.	Residential Capital, LLC to agree to perform, pursuant to the servicing agreement currently in effect, any of KBOne, LLC’s obligations under the MSRA.

6

EXHIBIT B

Allocation:	KB Home Note	MSRA	Guaranty
Buyer	All rights directly arising from the Pool 1 Models.

The following obligations, solely to the extent directly arising from the Pool 1 Models:

•    Note Shortfall; and
•    Commission Shortfall;

provided, that the foregoing obligations shall exclude Retained Liabilities (as defined in the September Purchase Agreement).	All rights directly arising from the Pool 1 Models, including all rights to indemnification for losses directly related to the Pool 1 Models.

The following obligations, solely to the extent directly arising from Pool 1 Models:

•    Obligations arising after the date hereof

		provided, that the foregoing obligations shall exclude Retained Liabilities (as defined in the September Purchase Agreement) (for the avoidance of doubt, Buyer Entity assumes no obligations under Section 13.17 of the MSRA).	All obligations directly arising from the obligations allocated under this chart to Buyer in respect of the KB Home Note and MSRA; provided, that Buyer shall not be obligated to pay any amounts contemplated to be paid to “Builder” (as defined in the MSRA) pursuant to clause (ii)(z) or the last sentence of Section 1(a) of the Guaranty (i.e., any minimum commitment to “Builder” (as defined in the MSRA) to pay 10% of the principal balance of the Note attributed to the Pool 1 Models).

DOA Holding Properties, LLC	All other rights and obligations under the KB Home Note prior to, on or after the effective date of this Assignment (other than those specifically allocated to Buyer above).	All other rights and obligations under the MSRA prior to, on or after the effective date of this Assignment (other than those specifically allocated to Buyer above), including all obligations under Section 8.5 of the MSRA pertaining to any model homes other than the Pool 1 Models.

RFC			All other obligations under the Guaranty prior to, on or after the effective date of this Assignment.

Other:	Holdings’ obligations under the KB Home Note to be treated as Retained Liabilities under	Holdings’ obligations under the MSRA to be treated as Retained Liabilities under the	RFC’s obligations under the Guaranty to be treated as Retained Liabilities under the

7

Allocation:	KB Home Note	MSRA	Guaranty
	the September Purchase Agreement (including for purposes of the indemnity).	September Purchase Agreement (including for purposes of the indemnity).	September Purchase Agreement (including for purposes of the indemnity).

	If an event of default occurs, Buyer and Holdings to be responsible for the principal and interest associated with the Pool 1 Models and Excluded Models, respectively.	Residential Capital, LLC to agree to perform, pursuant to the servicing agreement currently in effect, any of Buyer’s obligations under the MSRA.

8

EXHIBIT G
MUTUAL RELEASE
Dated as of September 30, 2008
     Pursuant to Sections 2.6(b) and 2.7(c) of that certain Purchase Agreement, dated as of September 30, 2008 (the “Purchase Agreement”), by and among Residential Capital, LLC, a Delaware limited liability company (“ResCap”), DOA Holding Properties, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of ResCap (“Seller”), DOA Properties IIIB (KB Models), LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Seller (“Subsidiary”) and MHPool Holdings LLC, a Delaware limited liability company (“Buyer”), this Mutual Release (the “Release”), dated as of the Closing Date, is being entered into by ResCap, on behalf of itself and its controlled Affiliates (other than Subsidiary) on the one hand, and Subsidiary, on the other hand. Except as otherwise defined herein, terms used herein with initial capital letters are so used with the meanings ascribed thereto in the Purchase Agreement.
     Effective as of the Closing, each of ResCap, on behalf of itself and its controlled Affiliates (other than Subsidiary), on the one hand, and Subsidiary, on the other hand, hereby irrevocably and unconditionally releases and forever discharges one another and each of their respective past and present parents, subsidiaries and Affiliates, together with each of their respective officers, directors, members, managers, employees, agents, representatives and attorneys, predecessors, successors and assigns from any and all Liabilities to one another, including all Liabilities arising out of or in connection with the assets, properties, businesses or operations of the Subsidiary, the Interests and/or the Subject Assets, prior to, or as of, the Closing or otherwise from events, actions, omissions, failures to act or circumstances occurring or existing prior to, or as of, the Closing; provided, however, that, notwithstanding anything to the contrary herein, nothing herein shall release or discharge or be construed or otherwise deemed to release or discharge any rights, Liabilities, claims, agreements, arrangements or undertakings of any Person arising pursuant to any of the Transaction Documents (including, without limitation, the indemnification obligations of ResCap pursuant to Article VII of the Purchase Agreement) or any certificate or document required to be executed in connection with the execution of the Purchase Agreement or the consummation of the transactions contemplated thereby or otherwise expressly contemplated by any of the Transaction Documents to continue after the Closing.
     Each of ResCap, on behalf of itself and its controlled Affiliates (other than Subsidiary) and Subsidiary hereby irrevocably covenants to, and shall cause its respective controlled Affiliates to, refrain from, directly or indirectly, asserting or commencing, instituting or causing to be commenced, any claim for Liabilities of any nature whatsoever based upon any matter covered by this Release (other than Liabilities excluded pursuant to the proviso set forth in the paragraph above).
     Each of ResCap and Subsidiary hereby expressly waives, and shall cause its respective controlled Affiliates to waive any rights it may have under any statute, law, rule or regulation applicable to the Liabilities released hereby. Each of ResCap and Subsidiary, on behalf of itself and its respective controlled Affiliates, assumes the risk of the subsequent discovery or understanding of any matter, fact or law which, if known or understood, would in any respect have affected the releases and waivers made herein. In furtherance of the foregoing:
     EACH PARTY HERETO ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Release as of the date written above.

ResCap (on behalf of itself and its controlled Affiliates, other than Subsidiary): RESIDENTIAL CAPITAL, LLC
By:
Name:
Title:

Subsidiary: DOA PROPERTIES IIIB (KB MODELS), LLC
By:
Name:
Title:

EXHIBIT H
Contract Concerning Page of 8 02-13-06 (Address of Property) EQUAL HOUSING PROMULGATED BY THE TEXAS REAL ESTATE COMMISSION (TREC) OPPORTUNITY ONE TO FOUR FAMILY RESIDENTIAL CONTRACT (RESALE) NOTICE: Not For Use For Condominium Transactions 1. PARTIES: (Seller) agrees to sell and convey to (Buyer) and Buyer agrees to buy from Seller the Property described below. 2. PROPERTY:A. LAND: Lot Block , Addition, City of , County of , Texas, known as (address/zip code), or as described on attached exhibit. B. IMPROVEMENTS: The house, garage and all other fixtures and improvements attached to the above-described real property, including without limitation, the following permanently installed and built-in items, if any: all equipment and appliances, valances, screens, shutters, awnings, wall-to-wall carpeting, mirrors, ceiling fans, attic fans, mail boxes, television antennas and satellite dish system and equipment, heating and air-conditioning units, security and fire detection equipment, wiring, plumbing and lighting fixtures, chandeliers, water softener system, kitchen equipment, garage door openers, cleaning equipment, shrubbery, landscaping, outdoor cooking equipment, and all other property owned by Seller and attached to the above described real property. C. ACCESSORIES: The following described related accessories, if any: window air conditioning units, stove, fireplace screens, curtains and rods, blinds, window shades, draperies and rods, controls for satellite dish system, controls for garage door openers, entry gate controls, door keys, mailbox keys, above ground pool, swimming pool equipment and maintenance accessories, and artificial fireplace logs. D. EXCLUSIONS: The following improvements and accessories will be retained by Seller and removed prior to delivery of possession: . The land, improvements and accessories are collectively referred to as the “Property”. 3. SALES PRICE: A. Cash portion of Sales Price payable by Buyer at closing.. $ B. Sum of all financing described below (excluding any loan funding fee or mortgage insurance premium)... $ C. Sales Price (Sum of A and B).. $ 4. FINANCING: The portion of Sales Price not payable in cash will be paid as follows: (Check applicable boxes below) A. THIRD PARTY FINANCING: One or more third party mortgage loans in the total amount of $(excluding any loan funding fee or mortgage insurance premium). (1) Property Approval: If the Property does not satisfy the lenders’ underwriting requirements for the loan(s), this contract will terminate and the earnest money will be refunded to Buyer. (2) Financing Approval: (Check one box only) (a) This contract is subject to Buyer being approved for the financing described in the attached Third Party Financing Condition Addendum. (b) This contract is not subject to Buyer being approved for financing and does not involve FHA or VA financing. B. ASSUMPTION: The assumption of the unpaid principal balance of one or more promissory notes described in the attached TREC Loan Assumption Addendum. C. SELLER FINANCING: A promissory note from Buyer to Seller of $ , secured by vendor’s and deed of trust liens, and containing the terms and conditions described in the attached TREC Seller Financing Addendum. If an owner policy of title insurance is furnished, Buyer shall furnish Seller with a mortgagee policy of title insurance. 5. EARNEST MONEY: Upon execution of this contract by both parties, Buyer shall deposit $ as earnest money with , as escrow agent, at (address). Buyer shall deposit additional earnest money of $ with escrow agent within days after the effective date of this contract. If Buyer fails to deposit the earnest money as required by this contract, Buyer will be in default. 6. TITLE POLICY AND SURVEY:A. TITLE POLICY: Seller shall furnish to Buyer at Seller’s Buyer’s expense an owner policy of title insurance (Title Policy) issued by (Title Company) in the amount of the Sales Price, dated at or after closing, insuring Buyer Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 2 of 8 02-13-06 (Address of Property) against loss under the provisions of the Title Policy, subject to the promulgated exclusions (including existing building and zoning ordinances) and the following exceptions: (1) Restrictive covenants common to the platted subdivision in which the Property is located. (2) The standard printed exception for standby fees, taxes and assessments. (3) Liens created as part of the financing described in Paragraph 4. (4) Utility easements created by the dedication deed or plat of the subdivision in which the Property is located. (5) Reservations or exceptions otherwise permitted by this contract or as may be approved by Buyer in writing. (6) The standard printed exception as to marital rights. (7) The standard printed exception as to waters, tidelands, beaches, streams, and related matters. (8) The standard printed exception as to discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping improvements. Buyer, at Buyer’s expense, may have the exception amended to read, “shortages in area”. B. COMMITMENT: Within 20 days after the Title Company receives a copy of this contract, Seller shall furnish to Buyer a commitment for title insurance (Commitment) and, at Buyer’s expense, legible copies of restrictive covenants and documents evidencing exceptions in the Commitment (Exception Documents) other than the standard printed exceptions. Seller authorizes the Title Company to deliver the Commitment and Exception Documents to Buyer at Buyer’s address shown in Paragraph 21. If the Commitment and Exception Documents are not delivered to Buyer within the specified time, the time for delivery will be automatically extended up to 15 days or the Closing Date, whichever is earlier. C. SURVEY: The survey must be made by a registered professional land surveyor acceptable to the Title Company and any lender. (Check one box only) (1) Within days after the effective date of this contract, Seller shall furnish to Buyer and Title Company Seller’s existing survey of the Property and a Residential Real Property Affidavit promulgated by the Texas Department of Insurance (Affidavit). If the existing survey or Affidavit is not acceptable to Title Company or Buyer’s lender, Buyer shall obtain a new survey at Seller’s Buyer’s expense no later than 3 days prior to Closing Date. If Seller fails to furnish the existing survey or Affidavit within the time prescribed, Buyer shall obtain a new survey at Seller’s expense no later than 3 days prior to Closing Date. (2) Within days after the effective date of this contract, Buyer shall obtain a new survey at Buyer’s expense. Buyer is deemed to receive the survey on the date of actual receipt or the date specified in this paragraph, whichever is earlier. (3) Within days after the effective date of this contract, Seller, at Seller’s expense shall furnish a new survey to Buyer. D. OBJECTIONS: Buyer may object in writing to defects, exceptions, or encumbrances to title: disclosed on the survey other than items 6A(1) through (7) above; disclosed in the Commitment other than items 6A(1) through (8) above; or which prohibit the following use or activity: . Buyer must object not later than (i) the Closing Date or (ii) days after Buyer receives the Commitment, Exception Documents, and the survey, whichever is earlier. Buyer’s failure to object within the time allowed will constitute a waiver of Buyer’s right to object; except that the requirements in Schedule C of the Commitment are not waived. Provided Seller is not obligated to incur any expense, Seller shall cure the timely objections of Buyer or any third party lender within 15 days after Seller receives the objections and the Closing Date will be extended as necessary. If objections are not cured within such 15 day period, this contract will terminate and the earnest money will be refunded to Buyer unless Buyer waives the objections. E. TITLE NOTICES:(1) ABSTRACT OR TITLE POLICY: Broker advises Buyer to have an abstract of title covering the Property examined by an attorney of Buyer’s selection, or Buyer should be furnished with or obtain a Title Policy. If a Title Policy is furnished, the Commitment should be promptly reviewed by an attorney of Buyer’s choice due to the time limitations on Buyer’s right to object. (2) MANDATORY OWNERS’ ASSOCIATION MEMBERSHIP: The Property is is not subject to mandatory membership in an owners’ association. If the Property is subject to mandatory membership in an owners’ association, Seller notifies Buyer under §5.012, Texas Property Code, that, as a purchaser of property in the residential community in which the Property is located, you are obligated to be a member of the owners’ association. Restrictive covenants governing the use and occupancy of the Property and a dedicatory instrument governing the establishment, maintenance, and operation of this residential community have been or will be recorded in the Real Property Records of the county in which the Property is located. Copies of the restrictive covenants and dedicatory instrument may be obtained from the county clerk. You are obligated to pay Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 3 of 8 02-13-06 (Address of Property) assessments to the owners’ association. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of the Property. If Buyer is concerned about these matters, the TREC promulgated Addendum for Property Subject to Mandatory Membership in an Owner’s Association should be used. (3) STATUTORY TAX DISTRICTS: If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this contract. (4) TIDE WATERS: If the Property abuts the tidally influenced waters of the state, §33.135,Texas Natural Resources Code, requires a notice regarding coastal area property to be included in the contract. An addendum containing the notice promulgated by TREC or required by the parties must be used. (5) ANNEXATION: If the Property is located outside the limits of a municipality, Seller notifies Buyer under §5.011, Texas Property Code, that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information. (6) PROPERTY LOCATED IN A CERTIFICATED SERVICE AREA OF A UTILITY SERVICE PROVIDER: Notice required by §13.257, Water Code: The real property, described in Paragraph 2, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the real property described in Paragraph 2 or at closing of purchase of the real property. (7) PUBLIC IMPROVEMENT DISTRICTS: If the Property is in a public improvement district, §5.014, Property Code, requires Seller to notify Buyer as follows: As a purchaser of this parcel of real property you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372, Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of your property. 7. PROPERTY CONDITION: A. ACCESS,INSPECTIONS AND UTILITIES: Seller shall permit Buyer and Buyer’s agents access to the Property at reasonable times. Buyer may have the Property inspected by inspectors selected by Buye r and licensed by TREC or otherwise permitted by law to make inspections. Seller at Seller’s expense shall turn on existing utilities for inspections. B. SELLER’S DISCLOSURE NOTICE PURSUANT TO §5.008, TEXAS PROPERTY CODE (Notice): (Check one box only) (1) Buyer has received the Notice. (2) Buyer has not received the Notice. Within days after the effective date of this contract, Seller shall deliver the Notice to Buyer. If Buyer does not receive the Notice, Buyer may terminate this contract at any time prior to the closing and the earnest money will be refunded to Buyer. If Seller delivers the Notice, Buyer may terminate this contract for any reason within 7 days after Buyer receives the Notice or prior to the closing, whichever first occurs, and the earnest money will be refunded to Buyer. (3) The Seller is not required to furnish the notice under the Texas Property Code. C. SELLER’S DISCLOSURE OF LEAD-BASED PAINT AND LEAD-BASED PAINT HAZARDS is required by Federal law for a residential dwelling constructed prior to 1978. D. ACCEPTANCE OF PROPERTY CONDITION: Buyer accepts the Property in its present condition; provided Seller, at Seller’s expense, shall complete the following specific repairs and treatments: E. LENDER REQUIRED REPAIRS AND TREATMENTS: Unless otherwise agreed in writing, neither party is obligated to pay for lender required repairs, which includes treatment for wood Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 4 of 8 02-13-06 (Address of Property) destroying insects. If the parties do not agree to pay for the lender required repairs or treatments, this contract will terminate and the earnest money will be refunded to Buyer. If the cost of lender required repairs and treatments exceeds 5% of the Sales Price, Buyer may terminate this contract and the earnest money will be refunded to Buyer. F. COMPLETION OF REPAIRS AND TREATMENTS: Unless otherwise agreed in writing, Seller shall complete all agreed repairs and treatments prior to the Closing Date. All required permits must be obtained, and repairs and treatments must be performed by persons who are licensed or otherwise authorized by law to provide such repairs or treatments. At Buyer’s election, any transferable warranties received by Seller with respect to the repairs and treatments will be transferred to Buyer at Buyer’s expense. If Seller fails to complete any agreed repairs and treatments prior to the Closing Date, Buyer may do so and receive reimbursement from Seller at closing. The Closing Date will be extended up to 15 days, if necessary, to complete repairs and treatments. G. ENVIRONMENTAL MATTERS: Buyer is advised that the presence of wetlands, toxic substances, including asbestos and wastes or other environmental hazards, or the presence of a threatened or endangered species or its habitat may affect Buyer’s intended use of the Property. If Buyer is concerned about these matters, an addendum promulgated by TREC or required by the parties should be used. H. RESIDENTIAL SERVICE CONTRACTS: Buyer may purchase a residential service contract from a residential service company licensed by TREC. If Buyer purchases a residential service contract, Seller shall reimburse Buyer at closing for the cost of the residential service contract in an amount not exceeding $ . Buyer should review any residential service contract for the scope of coverage, exclusions and limitations. The purchase of a residential service contract is optional. Similar coverage may be purchased from various companies authorized to do business in Texas. 8. BROKERS’ FEES: All obligations of the parties for payment of brokers’ fees are contained in separate written agreements. 9. CLOSING: A. The closing of the sale will be on or before , 20 , or within 7 days after objections made under Paragraph 6D have been cured or waived, whichever date is later (Closing Date). If either party fails to close the sale by the Closing Date, the non-defaulting party may exercise the remedies contained in Paragraph 15. B. At closing:(1) Seller shall execute and deliver a special warranty deed conveying title to the Property to Buyer and showing no additional exceptions to those permitted in Paragraph 6 and furnish tax statements or certificates showing no delinquent taxes on the Property. (2) Buyer shall pay the Sales Price in good funds acceptable to the escrow agent. (3) Seller and Buyer shall execute and deliver any notices, statements, certificates, affidavits, releases, loan documents and other documents required of them by this contract, the Commitment or law necessary for the closing of the sale and the issuance of the Title Policy. C. Unless expressly prohibited by written agreement, Seller may continue to show the Property and receive, negotiate and accept back up offers. D. All covenants, representations and warranties in this contract survive closing. 10. POSSESSION: Seller shall deliver to Buyer possession of the Property in its present or required condition, ordinary wear and tear excepted: upon closing and funding according to a temporary residential lease form promulgated by TREC or other written lease required by the parties. Any possession by Buyer prior to closing or by Seller after closing which is not authorized by a written lease will establish a tenancy at sufferance relationship between the parties. C onsult your insurance agent prior to change of ownership and possession because insurance coverage may be limited or terminated. The absence of a written lease or appropriate insurance coverage may expose the parties to economic loss. 11. SPECIAL PROVISIONS: (Insert only factual statements and business details applicable to the sale. TREC rules prohibit licensees from adding factual statements or business details for which a contract addendum, lease or other form has been promulgated by TREC for mandatory use.) Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 5 of 8 02-13-06 (Address of Property) 12. SETTLEMENT AND OTHER EXPENSES: A. The following expenses must be paid at or prior to closing: (1) Expenses payable by Seller (Seller’s Expenses): (a) Releases of existing liens, including prepayment penalties and recording fees; release of Seller’s loan liability; tax statements or certificates; preparation of deed; one-half of escrow fee; and other expenses payable by Seller under this contract. (b) Seller shall also pay an amount not to exceed $ to be applied in the following order: Buyer’s Expenses which Buyer is prohibited from paying by FHA, VA, Texas Veterans Housing Assistance Program or other governmental loan programs, and then to other Buyer’s Expenses as allowed by the lender. (2) Expenses payable by Buyer (Buyer’s Expenses): (a) Loan origination, discount, buy-down, and commitment fees (Loan Fees). (b) Appraisal fees; loan application fees; credit reports; preparation of loan documents; interest on the notes from date of disbursement to one month prior to dates of first monthly payments; recording fees; copies of easements and restrictions; mortgagee title policy with endorsements required by lender; loan-related inspection fees; photos; amortization schedules; one-half of escrow fee; all prepaid items, including required premiums for flood and hazard insurance, reserve deposits for insurance, ad valorem taxes and special governmental assessments; final compliance inspection; courier fee; repair inspection; underwriting fee; wire transfer fee; expenses incident to any loan; and other expenses payable by Buyer under this contract. B. Buyer shall pay Private Mortgage Insurance Premium (PMI), VA Loan Funding Fee, or FHA Mortgage Insurance Premium (MIP) as required by the lender. C. If any expense exceeds an amount expressly stated in this contract for such expense to be paid by a party, that party may terminate this contract unless the other party agrees to pay such excess. Buyer may not pay charges and fees expressly prohibited by FHA, VA, Texas Veterans Housing Assistance Program or other governmental loan program regulations. 13. PRORATIONS: Taxes for the current year, interest, maintenance fees, assessments, dues and rents will be prorated through the Closing Date. The tax proration may be calculated taking into consideration any change in exemptions that will affect the current year’s taxes. If taxes for the current year vary from the amount prorated at closing, the parties shall adjust the prorations when tax statements for the current year are available. If taxes are not paid at or prior to closing, Buyer shall pay taxes for the current year. 14. CASUALTY LOSS: If any part of the Property is damaged or destroyed by fire or other casualty after the effective date of this contract, Seller shall restore the Property to its previous condition as soon as reasonably possible, but in any event by the Closing Date. If Seller fails to do so due to factors beyond Seller’s control, Buyer may (a) terminate this contract and the earnest money will be refunded to Buyer (b) extend the time for performance up to 15 days and the Closing Date will be extended as necessary or (c) accept the Property in its damaged condition with an assignment of insurance proceeds and receive credit from Seller at closing in the amount of the deductible under the insurance policy. Seller’s obligations under this paragraph are independent of any other obligations of Seller under this contract. 15. DEFAULT: If Buyer fails to comply with this contract, Buyer will be in default, and Seller may (a) enforce specific performance, seek such other relief as may be provided by law, or both, or (b) terminate this contract and receive the earnest money as liquidated damages, thereby releasing both parties from this contract. If, due to factors beyond Seller’s control, Seller fails within the time allowed to make any non-casualty repairs or deliver the Commitment, or survey, if required of Seller, Buyer may (a) extend the time for performance up to 15 days and the Closing Date will be extended as necessary or (b) terminate this contract as the sole remedy and receive the earnest money. If Seller fails to comply with this contract for any other reason, Seller will be in default and Buyer may (a) enforce specific performance, seek such other relief as may be provided by law, or both, or (b) terminate this contract and receive the earnest money, thereby releasing both parties from this contract. 16. MEDIATION: It is the policy of the State of Texas to encourage resolution of disputes through alternative dispute resolution procedures such as mediation. Any dispute between Seller and Buyer related to this contract which is not resolved through informal discussion will will not be submitted to a mutually acceptable mediation service or provider. The parties to the mediation shall bear the mediation costs equally. This paragraph does not preclude a party from seeking equitable relief from a court of competent jurisdiction. 17. ATTORNEY’S FEES: The prevailing party in any legal proceeding related to this contract is entitled to recover reasonable attorney’s fees and all costs of such proceeding incurred by the prevailing party. Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 6 of 8 02-13-06 (Address of Property) 18. ESCROW: A. ESCROW: The escrow agent is not (i) a party to this contract and does not have liability for the performance or nonperformance of any party to this contract, (ii) liable for interest on the earnest money and (iii) liable for the loss of any earnest money caused by the failure of any financial institution in which the earnest money has been deposited unless the financial institution is acting as escrow agent. B. EXPENSES: At closing, the earnest money must be applied first to any cash down payment, then to Buyer’s Expenses and any excess refunded to Buyer. If no closing occurs, escrow agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of escrow agent from all parties. C. DEMAND: Upon termination of this contract, either party or the escrow agent may send a release of earnest money to each party and the parties shall execute counterparts of the release and deliver same to the escrow agent. If either party fails to execute the release, either party may make a written demand to the escrow agent for the earnest money. If only one party makes written demand for the earnest money, escrow agent shall promptly provide a copy of the demand to the other party. If escrow agent does not receive written objection to the demand from the other party within 15 days, escrow agent may disburse the earnest money to the party making demand reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and escrow agent may pay the same to the creditors. If escrow agent complies with the provisions of this paragraph, each party hereby releases escrow agent from all adverse claims related to the disbursal of the earnest money. D. DAMAGES: Any party who wrongfully fails or refuses to sign a release acceptable to the escrow agent within 7 days of receipt of the request will be liable to the other party for liquidated damages of three times the amount of the earnest money. E. NOTICES: Escrow agent’s notices will be effective when sent in compliance with Paragraph 21. Notice of objection to the demand will be deemed effective upon receipt by escrow agent. 19. REPRESENTATIONS: Seller represents that as of the Closing Date (a) there will be no liens, assessments, or security interests against the Property which will not be satisfied out of the sales proceeds unless securing payment of any loans assumed by Buyer and (b) assumed loans will not be in default. If any representation of Seller in this contract is untrue on the Closing Date, Seller will be in default. 20. FEDERAL TAX REQUIREMENTS: If Seller is a “foreign person,” as defined by applicable law, or if Seller fails to deliver an affidavit to Buyer that Seller is not a “foreign person,” then Buyer shall withhold from the sales proceeds an amount sufficient to comply with applicable tax law and deliver the same to the Internal Revenue Service together with appropriate tax forms. Internal Revenue Service regulations require filing written reports if currency in excess of specified amounts is received in the transaction. 21. NOTICES: All notices from one party to the other must be in writing and are effective when mailed to, hand-delivered at, or transmitted by facsimile or electronic transmission as follows: To Buyer To Seller at: at: Telephone: ( ) Telephone: ( ) Facsimile: ( ) Facsimile: ( ) E-mail: E-mail: Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 7 of 8 02-13-06 (Address of Property) 22. AGREEMENT OF PARTIES: This contract contains the entire agreement of the parties and cannot be changed except by their written agreement. Addenda which are a part of this contract are (Check all applicable boxes): Third Party Financing Condition Addendum for Property Subject to Mandatory Addendum Membership in an Owners’ Association Seller Financing Addendum Environmental Assessment, Threatened or Endangered Species and Wetlands Addendum Loan Assumption Addendum Addendum for “Back-Up” Contract Buyer’s Temporary Residential Lease Addendum for Coastal Area Property Seller’s Temporary Residential Lease Addendum for Property Located Seaward of the Gulf Intracoastal Waterway Addendum for Sale of Other Property Addendum for Release of Liability on by Buyer Assumption of FHA, VA, or Conventional Loan Restoration of Seller’s Entitlement for VA Guaranteed Loan Addendum for Seller’s Disclosure of Other (list): Warranty Book Information on Lead-based Paint and Lead-based Paint Hazards as Required by Federal Law 23.TERMINATION OPTION: For nominal consideration, the receipt of which is hereby acknowledged by Seller, and Buyer’s agreement to pay Seller $ (Option Fee) within 2 days after the effective date of this contract, Seller grants Buyer the unrestricted right to terminate this contract by giving notice of termination to Seller within days after the effective date of this contract. If no dollar amount is stated as the Option Fee or if Buyer fails to pay the Option Fee within the time prescribed, this paragraph will not be a part of this contract and Buyer shall not have the unrestricted right to terminate this contract. If Buyer gives notice of termination within the time prescribed, the Option Fee will not be refunded; however, any earnest money will be refunded to Buyer. The Option Fee will will not be credited to the Sales Price at closing. Time is of the essence for this paragraph and strict compliance with the time for performance is required. 24.CONSULT AN ATTORNEY: Real estate licensees cannot give legal advice. READ THIS CONTRACT CAREFULLY. If you do not understand the effect of this contract, consult an attorney BEFORE signing. Buyer’s Seller’s Attorney is: Attorney is: Telephone: ( ) Telephone: ( ) Facsimile: ( ) Facsimile: ( ) E-mail: E-mail: EXECUTED the day of , 20 (EFFECTIVE DATE). (BROKER: FILL IN THE DATE OF FINAL ACCEPTANCE.) Buyer Seller Buyer Seller The form of this contract has been approved by the Texas Real Estate Commission. TREC forms are intended for use only by trained real estate licensees. No representation is made as to the legal validity or adequacy of any provision in any specific transactions. It is not intended for complex transactions. Texas Real Estate Commission, P.O. Box 12188, Austin, TX 78711-2188, 1-800-250-8732 or (512) 459-6544 (http://www.trec.state.tx.us) TREC NO. 20-7. This form replaces TREC NO. 20-6. Initialed for identification by Buyer and Seller TREC NO. 20-7

Contract Concerning Page 8 of 8 02-13-06 (Address of Property) BROKER INFORMATION AND RATIFICATION OF FEE Listing Broker has agreed to pay Other Broker of the total sales price when Listing Broker’s fee is received. Escrow Agent is authorized and directed to pay Other Broker from Listing Broker’s fee at closing. Other Broker License No. Listing Broker License No. represents Buyer only as Buyer’s agent represents Seller and Buyer as an intermediary Seller as Listing Broker’s subagent Seller only as Seller’s agent Associate Telephone Listing Associate Telephone Broker’s Address Listing Associate’s Office Address Facsimile City State Zip City State Zip Facsimile Email Address Email Address Selling Associate Telephone Selling Associate’s Office Address Facsimile City State Zip Email Address OPTION FEE RECEIPT Receipt of $(Option Fee) in the form of is acknowledged. Seller or Listing Broker Date CONTRACT AND EARNEST MONEY RECEIPT Receipt of Contract and $ Earnest Money in the form of is acknowledged. Escrow Agent: Date: By: Email Address Telephone ( ) Address Facsimile: ( ) City State Zip Initialed for identification by Buyer and Seller TREC NO. 20-7

02-13-06 PROMULGATED BY THE TEXAS REAL ESTATE COMMISSION (TREC) EQUAL HOUSING OPPORTUNITY THIRD PARTY FINANCING CONDITION ADDENDUM TO CONTRACT CONCERNING THE PROPERTY AT (Street Address and City) Buyer shall apply promptly for all financing described below and make every reasonable effort to obtain approval for the financing (Financing Approval). Buyer shall furnish all information and documents required by lender for Financing Approval. Financing Approval will be deemed to have been obtained when (1) the terms of the loan(s) described below are available and (2) lender determines that Buyer has satisfied all of lender’s financial requirements (those items relating to Buyer’s assets, income and credit history). If Buyer cannot obtain Financing Approval, Buyer may give written notice to Seller within ___days after the effective date of this contract and this contract will terminate and the earnest money will be refunded to Buyer. If Buyer does not give such notice within the time required, this contract will no longer be subject to Financing Approval. Time is of the essence for this paragraph and strict compliance with the time for performance is required. NOTE: Financing Approval does not include approval of lender’s underwriting requirements for the Property, as specified in Paragraph 4.A.(1) of the contract. Each note must be secured by vendor’s and deed of trust liens. CHECK APPLICABLE BOXES: A. CONVENTIONAL FINANCING: (1) A first mortgage loan in the principal amount of $ (excluding any financed PMI premium), due in full in year(s), with interest not to exceed % per annum for the first year(s) of the loan with Loan Fees (loan origination, discount, buy-down, and commitment fees) not to exceed % of the loan. (2) A second mortgage loan in the principal amount of $ (excluding any financed PMI premium), due in full in year(s), with interest not to exceed % per annum for the first year(s) of the loan with Loan Fees (loan origination, discount, buy-down, and commitment fees) not to exceed % of the loan. B. TEXAS VETERANS HOUSING ASSISTANCE PROGRAM LOAN: A Texas Veterans Housing Assistance Program Loan of $ for a period of at least years at the interest rate established by the Texas Veterans Land Board. C. FHA INSURED FINANCING: A Section FHA insured loan of not less than $ (excluding any financed MIP), amortizable monthly for not less than years, with interest not to exceed % per annum for the first year(s) of the loan with Loan Fees (loan origination, discount, buy-down, and commitment fees) not to exceed % of the loan. As required by HUD-FHA, if FHA valuation is unknown, “It is expressly agreed that, notwithstanding any other provision of this contract, the purchaser (Buyer) shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless the purchaser (Buyer) has been given in accordance with HUD/FHA or VA requirements a written statement issued by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement Lender setting forth the appraised value of the Property of not less than $ . The purchaser (Buyer) shall have the privilege and option of proceeding with consummation of the contract without regard to the amount of the Initialed for identificat ion by Buyer and Seller TREC NO. 40-2 (TAR-1901) 2-13-06 Page 1 of 2

Third Party Financing Condition Addendum Concerning Page 2 of 2 02-13-06 (Address of Property) appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value or the condition of the Property. The purchaser (Buyer) should satisfy himself/herself that the price and the condition of the Property are acceptable.” NOTE: HUD 92564-CN “For Your Protection: Get a Home Inspection” must be signed and dated by Buyer and attached to this Addendum. D. VA GUARANTEED FINANCING: A VA guaranteed loan of not less than $
(excluding any financed Funding Fee), amortizable monthly for not less than years, with interest not to exceed % per annum for the first year(s) of the loan with Loan Fees (loan origination, discount, buy-down, and commitment fees) not to exceed % of the loan. VA NOTICE TO BUYER: “It is expressly agreed that, notwithstanding any other provisions of this contract, the Buyer shall not incur any penalty by forfeiture of earnest money or otherwise or be obligated to complete the purchase of the Property described herein, if the contract purchase price or cost exceeds the reasonable value of the Property established by the Department of Veterans Affairs. The Buyer shall, however, have the privilege and option of proceeding with the consummation of this contract without regard to the amount of the reasonable value established by the Department of Veterans Affairs.” If Buyer elects to complete the purchase at an amount in excess of the reasonable value established by VA, Buyer shall pay such excess amount in cash from a source which Buyer agrees to disclose to the VA and which Buyer represents will not be from borrowed funds except as approved by VA. If VA reasonable value of the Property is less than the Sales Price, Seller may reduce the Sales Price to an amount equal to the VA reasonable value and the sale will be closed at the lower Sales Price with proportionate adjustments to the down payment and the loan amount. Buyer hereby authorizes any lender to furnish to the Seller or Buyer or their representatives information relating only to the status of Financing Approval of Buyer. Buyer Seller Buyer Seller This form has been approved by the Texas Real Estate Commission for use with similarly approved or promulgated contract forms. Such approval relates to this form only. TREC forms are intended for use only by trained real estate licensees. No representation is made as to the legal validity or adequacy of any provision in any specific transactions. It is not intended for complex transactions. Texas Real Estate Commission, P.O. Box 12188, Austin, TX 78711-2188, 1-800-250-8732 or (512) 459-6544 (http://www.trec.state.tx.us) TREC No. 40-2. This form replaces TREC No. 40-1. TREC NO. 40-2 (TAR-1901) 2-13-06 Page 2 of 2

PROMULGATED BY THE TEXAS REAL ESTATE COMMISSION (TREC) 02-13-06 EQUAL HOUSING ADDENDUM FOR PROPERTY SUBJECT TO OPPORTUNITY MANDATORY MEMBERSHIP IN AN OWNERS’ ASSOCIATION (NOT FOR USE WITH CONDOMINIUMS) ADDENDUM TO CONTRACT CONCERNING THE PROPERTY AT (Street Address and City) (Name of Owners’ Association) A. SUBDIVISON INFORMATION: “Subdivision Information” means: (i) the restrictions applying to the subdivision, (ii) the bylaws and rules of the Owners’ Association, and (iii) a resale certificate, all of which were provided by the Owners’ Association in compliance with Section 207.003 of the Texas Property Code. (Check only one box): 1. Within days after the effective date of the contract, Seller shall at Seller’s expense deliver the Subdivision Information to Buyer. If Buyer does not receive the Subdivision Information, Buyer may terminate the contract at any time prior to closing and the earnest money will be refunded to Buyer. If Seller delivers the Subdivision Information, Buyer may terminate the contract for any reason within 7 days after Buyer receives the Subdivision Information or prior to closing, whichever first occurs, and the earnest money will be refunded to Buyer. 2. Buyer has received and approved the Subdivision Information before signing the contract. 3. Buyer does not require delivery of the Subdivision Information. If Seller becomes aware of any material changes in the Subdivision Information, Seller shall immediately give notice to Buyer. Buyer may terminate the contract prior to closing by giving written notice to Seller if: (i) any of the Subdivision Information provided was not true; or (ii) any material adverse change in the Subdivision Information occurs prior to closing, and the earnest money will be refunded to Buyer. B. FEES: Buyer shall pay any Owners’ Association fees resulting from the transfer of the Property not to exceed $ and Seller shall pay any excess. NOTICE TO BUYER REGARDING REPAIRS BY THE OWNERS’ ASSOCIATION: The Owners’ Association may have the sole responsibility to make certain repairs to the Property. If you are concerned about the condition of any part of the Property which the Owners’ Association is required to repair, you should not sign the contract unless you are satisfied that the Owners’ Association will make the desired repairs. Buyer Seller Buyer Seller The form of this addendum has been approved by the Texas Real Estate Commission for use only with similarly approved or promulgated forms of contracts. Such approval relates to this contract form only. TREC forms are intended for use only by trained real estate licensees. No representation is made as to the legal validity or adequacy of any provision in any specific transactions. It is not intended for complex transactions. Texas Real Estate Commission, P.O. Box 12188, Austin, TX 78711-2188, 1-800-250-8732 or (512) 459-6544 (http://www.trec.state.tx.us) TREC No. 36-4. This form replaces TREC No. 36-3. TREC NO. 36-4

Modification of Builder Warranty (Model Home)
ADDENDUM TO PURCHASE AGREEMENT

Date of Purchase Agreement:

“Buyer(s)”:

“Company”:

“Builder”:

Community:

Lot:	Block/Section/Phase:

Address:

Completion Date of Home (certificate of occupancy):

Estimated Closing Date (see paragraphs 2 and 3, below):

     This addendum (“Addendum”), when duly executed by the Company and Buyer, will constitute a part of the above-referenced purchase agreement (the “Purchase Agreement”) between the above-referenced Buyer(s) and the Company covering the property referenced above (the “Property”). If any portion of this Addendum conflicts with any portion of the Agreement, the provisions of this Addendum shall prevail.
1. PROPERTY DESCRIPTION. The description of the Property is as set forth above. The residence on the Property (the “Home”) is not being constructed specifically for Buyer nor to the precise specifications or design of any model home displayed by Builder. This Agreement is an agreement to purchase a completed residence. Neither the Company nor Builder is acting as Buyer’s contractor.
2. CLOSING. Unless this Agreement is earlier terminated as provided herein, the Company, either directly or through Builder, shall give Buyer written notice of the date (the “Availability Date”) on which Builder expects to complete its use of and make available the Home for occupancy by Buyer. Within twenty (20) calendar days prior to the Availability Date, (a) Buyer shall deposit or cause to be deposited with the escrow holder or closing agent the balance of the Purchase Price and all closing costs and fees, including contract coordination fees, to be paid by Buyer and all documents necessary to close, (b) the Company, shall likewise deliver to the escrow holder or closing agent all funds and documents necessary to close, including a fully executed and notarized deed for the conveyance of title to the Property to Buyer. Unless this Agreement is earlier terminated as provided herein, the closing for Buyer’s acquisition of the Property (“Closing”) shall occur within three (3) business days after the Availability Date, as such date may be modified by Builder from time to time as provided below. If, after notice and tender of its required performance by the Company, Buyer is not ready to close within the time set forth herein, Buyer shall be in material default of its obligations under this Agreement.
THE ACTUAL CLOSING DATE MAY VARY FROM THE ESTIMATED CLOSING DATE SET FORTH ABOVE AND ANY OTHER ESTIMATED CLOSING DATES PROVIDED BY THE COMPANY OR BUILDER TO BUYER, INCLUDING ANY “AVAILABILITY DATE” IN ANY COMMUNICATION FROM THE COMPANY OR BUILDER TO BUYER. BUYER HEREBY ACCEPTS THE UNCERTAINTY OF THE DATE ESTIMATED FOR THE CLOSING.
3. BUYER’S RIGHT OF CANCELLATION. As set forth in Paragraph 2, Buyer acknowledges that any estimated closing date is approximate and subject to the rate of sales and construction at the community, which rates are extremely difficult to estimate in advance. However, if the Company or Builder has not given notice to Buyer of an Availability Date not later than                      months after the Estimated Closing Date set forth above (“Outside Closing Date”), then Buyer shall have the option, which option Buyer may exercise at any time after the Outside Closing Date and prior to the closing, of delivering written notice to Builder and the Company of Buyer’s election to terminate the Agreement and cancel the purchase of the Property, in which event Buyer’s deposits shall be returned to Buyer, within fifteen (15) calendar days after Builder’s receipt of Buyer’s written notice of such termination and cancellation and neither the Company nor Builder shall have any further obligation to Buyer with respect to the Property or under this Agreement.
4. PRIOR USE AS MODEL HOME.
     4.1 Buyer acknowledges that the Home has been and will continue to be used as a model home and/or sales office by Builder since the date it was completed as described above. As a result, Buyer accepts that certain items in the Home (including, but not limited to, wall coverings, floor coverings, window treatments, heating system, air conditioning system, landscaping irrigation system and similar items) have suffered and will continue to suffer wear and tear in excess of the wear and tear typically associated with the initial delivery of a new production home.
     4.2 Buyer, with full knowledge of the above, agrees that all items not included in the Limited Warranty (defined below), including any personal property included in the Property, as currently installed, shall be accepted by Buyer in their “AS-IS” condition at the closing, subject to the other provisions of the Agreement.
     4.3 If not completed prior to the complete execution of this Agreement, a concrete driveway will be completed by or for Buyer, at no cost to Buyer, in the location between the garage and the street prior to the closing.
     4.4 If the Home contains a sales office located in the garage, local building codes typically require that the overhead garage door(s) be installed prior to occupancy by Buyer. If local building codes permit, any carpeting and permanent storage room will remain in the garage for the Buyer; however, Builder has advised the Company that it is

Builder’s experience that garage storage areas are typically required to be altered or eliminated. This will be determined by Builder in conjunction with the applicable jurisdiction. Buyer also acknowledges that certain hardscape items must be removed in conjunction with the conversion of the model home/sales office to a residence. By way of example only, trellises built over the sales office entrance must be removed prior to the installation of the overhead garage door and the trap fence and trap walk will be removed and replaced with plant material.
Builder has advised the Company that other hardscape material may be required to be removed depending on the requirements of the applicable jurisdiction. The Company shall not be obligated to cause Builder to, and Builder does not, guaranty in any way any special pools, spas, fountains (and related equipment), built-in walls, patios, barbecues and other landscape plan items which do remain with the Home at closing. These items will be sold in their “AS-IS” condition and may not have all equipment with respect to their full operation. By way of example only, spas may not have heaters or other equipment normally associated with a working spa. Neither the Company nor Builder have any responsibility to provide such additional equipment to Buyer. Only the equipment in such items as of the date of this Agreement shall be included.
     4.5 The Company has contracted with Builder to remove from the Property all signs, flag poles, model complex enclosure fences, boxed plantings, front yard light fixtures and other items identifying the model home site and other matters in connection with the sale of homes in the community in which the Property is located; and to fill the holes created by the removal of such items from the ground or patio at Builder’s expense.
5. WARRANTY. Buyer acknowledges that the home constructed on the Property (the “Home”) is covered by the KB HOME Limited Warranty Agreement (a form of which has been provided to Buyer) issued by Builder, as such limited warranty is amended and supplemented by this paragraph (the “Limited Warranty”). The “Limited Warranty Commencement Date” as set forth in the Limited Warranty shall be the closing date for Buyer’s purchase of the Property.
     5.1 Buyer acknowledges that s/he is satisfied, independent of any representations by the Company, Builder or any broker, that the Home is presently (i) free from any defect resulting in or causing tangible damage to the roof, walls or foundation which materially diminishes the structural integrity and the load-bearing performance of the Home, and (ii) that the Major Components of the Home (as defined in the Limited Warranty) are “free from defects and workmanship” as referenced by the Limited Warranty. Accordingly, Buyer agrees that Builder’s responsibility under the Limited Warranty shall be limited to covered damage or malfunctions caused by conditions which arise after the date in which title to the Home is transferred from the Company to Buyer.
     5.2 Buyer further acknowledges that the term “Major Components” of the Home, as used in the Limited Warranty, shall refer only to the plumbing, electrical, heating and cooling systems of the Home, including wiring, pipes, vents and ducts (except for the furnace, air conditioning condenser and water heater, which are “Appliances”). As a result of this Addendum, the additional items listed as Major

Components under Section B(2) of the Limited Warranty shall not be deemed Major Components for the purposes of the Limited Warranty. Instead, the cabinets, doors, driveways, exterior painting, fireplace, floor coverings, roof installation, shelves, tract boundary walls and windows shall be treated as “Appliances” for the purposes of the Limited Warranty and shall be warranted to be free from defects in materials and workmanship for a period of one year beginning with the Limited Warranty Commencement Date.
     5.3 Buyer further acknowledges that the Limited Warranty (as hereby amended) is intended to apply to defects in the systems and components in the Home and not to the aging and wear and tear of such components and systems. Buyer understands that (i) construction of the Home was completed on or prior to the Limited Warranty Commencement Date, (ii) the Home has been used for model Home and/or sales office purposes continually since that time, and (iii) the covered components and systems have deteriorated since the construction date and are not in new condition. Accordingly, in interpreting the Limited Warranty for the purposes of coverage, the term “defect” shall not be construed to include damage or deterioration caused by age and/or wear or tear.
Except as changed by this paragraph, the Limited Warranty shall remain in full force and effect as drafted.
THE LIMITED WARRANTY IS THE ONLY WARRANTY GIVEN CONNECTION WITH THE PURCHASE OF THE PROPERTY. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, HABITABILITY, USE, WORKMANSHIP AND FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED EXCLUDED AND WAIVED.
6. FINAL VERIFICATION OF CONDITION. Buyer acknowledges that certain landscape and/or hardscape items may be required to be altered by or for Builder prior to the closing in order to complete the renovation of the Home in compliance with local building codes pursuant to Paragraph 4. The exterior landscaping of the Home will be maintained by or for the Company until the closing date; however, no new plant material will be added by the Company or Builder nor will any dead or damaged plant material be replaced by the Company or Builder after the closing date.
7. FIXTURES AND PERSONAL PROPERTY. No personal property is included in the sale except for personal property which is specifically identified on a supplement or addendum to this contract signed by Buyer and the Company. Personal property includes, without limitation, the following types of property, if and to the extent that they are located on the Property: music systems, security systems, interior and exterior potted plants, pictures, artwork, linens, non built-in appliances (including, without limitation, televisions, refrigerators, and clothes washers and dryers), interior and exterior furniture (including, without limitation, patio furniture, office furniture and equipment or office fixtures, cabinetry, shelving and lighting not attached to the walls or ceiling) and any other item labeled or otherwise identified as a “Decorator Item” in the Property which is not a fixture. All items of personal property which are not specifically included in the sale, as agreed by Buyer and the Company, in writing, shall be removed by or for the Company prior to the closing, without cost to Buyer but also without reimbursement to Buyer. If any personal property which is not specifically identified, in writing, as being included in the Property (and, therefore, is not included in Buyer’s purchase of the Property) remains on the Property at the closing, Buyer shall be entitled to keep such personal property but such personal property is conveyed as part of the Property, but without warranty or representation as to fitness for any purpose. Personal property, if any, included in the sale and any other personal property remaining on the Property at the closing are being transferred in their “AS IS” “WHERE IS” condition and are not warranted in any way.
8. MEDIATION AND ARBITRATION. In the event of any dispute related to the Property or this Agreement, the parties shall first mediate their dispute with a third party mediator to be selected by the parties. The costs of mediation will be shared equally between the parties. In the event the dispute is not settled at mediation, then this Agreement shall be subject to arbitration under the Federal Arbitration Act. Subject to the provisions set forth below, all claims, demands, disputes, controversies and differences that may arise between the parties to this Agreement (including the officers, agents and employees of each party) of whatever nature or kind, including, without limitation, disputes: 1) as to events, representations or omissions, which predate this Agreement; 2) arising out of this Agreement; and/or 3) relative to the construction contemplated by this Agreement with respect to events occurring prior to the Closing, shall each be submitted to binding arbitration and such arbitration shall be governed by the provisions of the Federal Arbitration Act 9, U.S.C. Section 1 et seq. Either party may, within one (1) year after an arbitration award, apply to the U.S. District Court having jurisdiction over the county in which the Property is located to confirm the award. The forwarding of a written demand for arbitration shall toll the running of any applicable statute of limitations for the matter to be arbitrated. This Agreement to arbitrate shall survive Closing, and shall survive cancellation of this Agreement. Arbitration shall be conducted through the American Arbitration Association offices nearest to where the Property is located. The costs of arbitration will be shared equally between the parties.
The provisions of this Section 8 shall not apply to any repairs or warranty claims with respect to the Home arising after construction is completed and the Closing has occurred hereunder and shall expressly NOT control over the dispute resolution provisions in the Warranty for such repairs or warranty claims. Notwithstanding anything to the contrary in this Agreement or any other agreement entered into by Buyer or the Company or any other documentation with respect to the Property, including, without limitation, any of the Covenants, any such repairs or warranty claims shall be governed by the warranty coverage disputes provisions of the Warranty and applicable State and Federal law.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION (OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

INITIALS:		INITIALS:		INITIALS:		INITIALS:

	(Buyer)		(Buyer)		(the Company’s Agent)		(the Company)
9. ENTRY UPON PROPERTY PRIOR TO DELIVERY OF POSSESSION. Except as set forth in this Paragraph, Buyer shall not be permitted to enter, occupy or take possession of the Property, or make any alterations of or additions to the Property, prior to delivery of possession. Buyer may arrange to visit the Property prior to the closing, subject to the Company prior written approval, and provided that the Company shall have the right to designate an authorized representative to accompany Buyer on such visit. Buyer acknowledges that the Property is situated within a construction site and the safety and welfare of persons entering the construction site cannot be assured. BUYER HEREBY ASSUMES ALL LIABILITY AND RESPONSIBILITY FOR ALL INJURIES AND DAMAGES WHICH ARISE OUT OF OR RESULT FROM BUYER’S BREACH OF THE PROVISIONS OF THIS PARAGRAPH.
10. NO FURTHER MODIFICATIONS. Except as specifically amended herein, the Purchase Agreement remains unmodified and in full force and effect.
THIRD PARTY BENEFICIARY. As against Buyer, Builder shall be a third party beneficiary of the rights in favor of the Company and Builder hereunder. Nothing provided for in this agreement shall create any additional obligation between the Company and Builder.

APPROVED AND AGREED TO:	“The Company”

Buyer

By

Buyer
Its:

Date:

Buyer

Date:

Sales Contract Addendum for the Benefit of
                                         (“Company”)
     This Sales Contract Addendum (the “Addendum”) is attached to that certain sales contract (the “Contract”) dated                     by and between the Company, as Seller, and                      as Buyer, as to the property more particularly described therein and is executed for the benefit of the Company.                      (“Builder”), a company totally unrelated to the Company. Builder is in possession of the property under a lease agreement with the Company. Although the Company holds record title to the property, under the lease agreement, Builder is the authorized agent of Seller to solicit offers for the property. The Company will convey title pursuant to a special warranty deed in accordance with the sale contract, but the remaining terms of the sale contract are the obligations of Builder. Other than the limited warranty as to title under the deed to be given under the contract, NO WARRANTY OF ANY TYPE OR KIND SHALL BE PROVIDED BY THE COMPANY AND ALL WARRANTIES AS TO THE CONDITION OF THE PROPERTY OR OTHERWISE, EXPRESSED OR IMPLIED, ARE HEREBY DISCLAIMED. Buyers hereby release and hold harmless the Company, and all its affiliates, from and against any and all actions, suits, claims, damages, costs, expenses and any other liability including attorneys’fees on account of, or in any manner growing out or as a result of the presence of defects in material or workmanship in or on any part of the property, irrespective of when or how it is identified. Buyer acknowledges that any and all warranties, remedies, or indemnification obligations, whether pursuant to the Contract or applicable law, if any, are the obligation of Builder, and not the Company. This addendum shall survive the closing of this transaction and recording of the deed. Builder will provide its limited warranty at or prior to closing in accordance with the Contract.
     This Addendum modifies the Contract and all addendums or supplements thereto and shall supersede all other terms and conditions of the Contract and all addendums and supplements to the Contract. In the event of any ambiguity or inconsistency between the terms of this Addendum and the terms of the Contract, the terms of this Addendum shall control.
     Buyer is also advised that any claims brought by Buyer against either the Company or Builder in connection with the sales contract to which this Addendum is attached shall be subject to the arbitration provisions contained in the original deed from Builder to the Company.
     Caution: Except as to title, this fully releases and limits your rights against the Company. You should not execute this addendum unless you fully understand it and if you do not            understand it you should seek further advice possibly including the advice of a lawyer.
     Dated this       day of                     , 200      .
     BUYERS:

Return to:
Name:
Address:
This Instrument Prepared by:
as a necessary incident to the fulfillment of conditions
contained in a title insurance commitment issued by it.
Property Appraisers Parcel I.D. (Folio) Number(s):
Grantee(s) S.S.#(s):
File No.:
SPECIAL WARRANTY DEED
(CORPORATE)
This Special Warranty Deed Made the                     by                    , a Delaware limited liability company, as successor by statutory conversion to                      a corporation existing under the laws of Delaware, and having its place of business at                     ,                     ,                                          hereinafter called the grantor,
to                      whose post office address is:                                           hereinafter called the grantee,
WITNESSETH: That grantor, for and in consideration of the sum of $     dollars and other valuable considerations, receipt whereof is hereby acknowledged, by these presents does grant, bargain, sell, alien, remise, release, convey and confirm unto grantee, all that certain land situate in                     .
TOGETHER with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.
To Have and to Hold, the same in fee simple forever.
GRANTOR’S WILL WARRANT and forever defend the right and title to the above-described real property unto the Grantees against the claims of all person, claiming by, through or under Grantor’s, but not otherwise.

(Wherever used herein the terms “grantor” and “grantee” included all the parties to this instrument, and the heirs, legal representatives and assigns of individuals, and the successors and assigns of corporation.)
IN WITNESS WHEREOF, the grantor has caused these presents to be executed in its name, and its corporate seal to be hereunto affixed, by its proper officers thereunto duly authorized, the day and year first above written.
Signed, sealed and delivered in our presence:
                         , a Delaware limited liability company, as successor by statutory conversion to                      a

Witness Signature:

Printed Name:

By:

Witness Signature:

Printed Name:

STATE OF
COUNTY OF
The foregoing instrument was acknowledged before me this       day of                     , 20      by                      as                      of      , a Delaware limited liability company, as successor by statutory conversion to      , a Virginia corporation, on behalf of the corporation. He/she is personally known to me or who has produced driver license(s) as identification.

My Commission Expires:

Printed Name:
Notary Public
Serial Number